SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

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WOODWARD, INC.

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Woodward, Inc. 1000 E. Drake Road Fort Collins, Colorado 80525 Tel: 970-482-5811 Fax: 970-498-3050

WOODWARD, INC.

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

December 10, 2014

Dear Stockholder:

You are cordially invited to join our Board of Directors and senior leadership in attendance at Woodward, Inc.’s Annual Meeting of stockholders at 8:00 a.m., Mountain Standard Time, on Wednesday, January 21, 2015, at Embassy Suites Loveland located at 4705 Clydesdale Parkway, Loveland, Colorado. Registration for the meeting will be conducted in the Snowberry room. We invite you to join our directors and members of our management team for a continental breakfast at 7:30 a.m. The formal meeting will begin promptly at 8:00 a.m.

Parking is available on site. A map is located on the back of this proxy statement.

Your vote is very important to us and to the continued success of our Company. Please complete and return your proxy card by mail, or vote via telephone or the Internet, as soon as possible regardless of whether you plan to attend in person. Thank you in advance for your continuing commitment to Woodward.

Sincerely yours,

WOODWARD, INC.

Thomas A. Gendron

Chairman, Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be Held on January 21, 2015:

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, including consolidated financial statements, are available to you at www.proxydocs.com/wwd.

Wednesday, January 21, 2015 8:00 a.m. MST Embassy Suites Loveland 4705 Clydesdale Parkway Loveland, Colorado

The purpose of our Annual Meeting is to:

1. Elect as directors the three nominees identified in this proxy statement, each to serve for a term of three years;

2. Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015;

3. Vote on an advisory resolution regarding the compensation of the Company’s named executive officers; and

4. Transact other business that properly comes before the meeting, or any postponement or adjournment thereof.

Stockholders who owned Woodward, Inc. common stock at the close of business on the record date, November 25, 2014, are entitled to vote at the meeting, or any postponement or adjournment thereof.

By Order of the Board of Directors,

WOODWARD, INC.

A. Christopher Fawzy

Corporate Secretary

December 10, 2014

YOUR VOTE IS IMPORTANT

Even if you plan to attend the meeting in person, please date, sign, and return your proxy card in the enclosed envelope, or vote via telephone or the Internet, prior to the meeting and as soon as possible. Your prompt response is helpful and your cooperation will be appreciated.

Annual Report on Form 10-K

You may obtain a free copy of our Annual Report on Form 10-K for the year ended

September 30, 2014, filed with the Securities and Exchange Commission (“SEC”) and available at its website at www.sec.gov. Please contact the Corporate Secretary, Woodward, Inc.,

1000 E. Drake Road, Fort Collins, Colorado 80525 or email investor.relations@woodward.com.

This report is also available at www.proxydocs.com/wwd.

About the Annual Meeting and Voting

Woodward, Inc. (“Woodward” or the “Company”), on behalf of its Board of Directors (the “Board”), is soliciting your proxy to vote at our Annual Meeting of Stockholders (or at any postponement or adjournment of the meeting) (the “Annual Meeting”). This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing this proxy statement and the enclosed proxy card on or about December 10, 2014, to all stockholders entitled to vote. The Woodward, Inc. Annual Report, which includes our most recent audited financial statements, is also being distributed with this proxy statement.

Stockholders who owned Woodward common stock at the close of business on the record date, November 25, 2014, are entitled to vote at the meeting. As of the record date, there were 65,234,365 shares of Woodward common stock outstanding.

Each share of Woodward common stock that you own entitles you to one vote on each matter to be presented at the Annual Meeting, except for the election of directors, for which you may cumulate your votes. Since three directors are standing for election, you will be entitled to three director votes for each share of stock you own. Of this total, you may choose how many votes you wish to cast for each director. The Board is not soliciting discretionary authority to cumulate votes with respect to the election of directors.

Woodward offers stockholders the opportunity to vote by mail, by telephone, or via the Internet. Instructions to use these methods are set forth on the enclosed proxy card. We urge you to vote promptly, even if you plan to attend the Annual Meeting in person.

If you vote by telephone or via the Internet, please have your proxy or voting instruction card available. A telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, and returned the card by mail. Voting by telephone and via the Internet are valid proxy voting methods under the laws of Delaware (our state of incorporation) and our Amended and Restated Bylaws (our “Bylaws”).

If you properly fill in your proxy card and send it to us in time to vote, your shares will be voted as you have directed. If you sign the proxy card but do not make specific choices, your shares will be voted in accordance with the Board’s recommendation as follows:

“FOR” the election of the Board’s nominees to the Board;

“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and

“FOR” the advisory resolution regarding the compensation of the Company’s named executive officers.

If any other matter is presented at the meeting, your proxy will vote in accordance with the proxyholder’s best judgment. At the time this proxy statement was printed, we were not aware of any additional matters to be acted on at the meeting.

You may revoke your proxy by:

—	entering a new vote by telephone, over the Internet, or by signing and returning another signed proxy card at a later date,

—	notifying our Corporate Secretary in writing before the meeting that you have revoked your proxy, or

—	voting in person at the meeting.

If you want to give your written proxy to someone other than the individuals named on the proxy card:

—	cross out the individuals named and insert the name of the individual you are authorizing to vote, or

—	provide a written authorization to the individual you are authorizing to vote along with your proxy card.

Summary of Proposals Submitted for Vote

The following are only summaries of the proposals to be presented at the Annual Meeting. You should review the full discussion of each proposal in this proxy statement before casting your vote.

Proposal 1: Election of Directors

Director Nominees:    At the Annual Meeting, you will be asked to elect to the Board the three nominees for director identified in this proxy statement. Each director will be elected to serve a three-year term and will hold office until the 2017 Annual Meeting held in or about January 2018 and until a successor is elected and qualifies.

Vote Required:    Because this is an uncontested election, directors are elected by a majority vote. A nominee for director in an uncontested election will be elected if the votes cast “for” that nominee’s election exceed the votes cast “against” that nominee’s election. Abstentions and broker non-votes will not be considered in the calculation. We have adopted a director resignation policy. Accordingly, each director has submitted an irrevocable resignation contingent upon not receiving a majority of votes in an uncontested election and acceptance of the resignation by the Board.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm:    At the Annual Meeting, you will be asked to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015.

Vote Required:    The affirmative vote of the holders of a majority of shares of Woodward common stock present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the Audit Committee’s appointment of the independent registered public accounting firm. Abstentions will count as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Proposal 3: Approval of Advisory Resolution Regarding the Compensation of the Named Executive Officers

Compensation of the Company’s Named Executive Officers:    At the Annual Meeting, you will be asked to approve an advisory resolution regarding the compensation of the Company’s named executive officers.

Vote Required:    The affirmative vote of the holders of a majority of shares of Woodward common stock present in person or by proxy and entitled to vote at the Annual Meeting will be required for the approval of the advisory resolution regarding the compensation of the Company’s named executive officers. Abstentions will count as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

The Board unanimously recommends that the stockholders vote “FOR” each of the proposals listed above.

Summary of Proposals Submitted for Vote (continued)

Quorum

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, at the Annual Meeting of holders of shares representing a majority of the votes of the common stock entitled to vote constitutes a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a stockholder does not provide voting instructions to his or her broker or nominee and the broker or nominee does not have discretionary authority to vote on the matter, as further described below under “Voting of Shares Held in Street Name by Your Broker.”

Abstentions

Abstentions are counted as present for establishing a quorum. Except for the election of directors, abstentions have the same effect as votes against the matter.

Voting of Shares Held in Street Name by Your Broker

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares. You are also invited to attend the Annual Meeting and vote your shares in person. In order to vote your shares in person, you must provide us with a legal proxy from your broker.

Brokerage firms have authority to vote customers’ shares for which they have not received voting instructions on certain “routine” matters, such as ratification of the auditors. If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted (i.e., a broker non-vote). On the other hand, absent instructions from customers, a brokerage firm cannot vote customers’ shares on non-routine matters, such as the election of directors and the advisory resolution regarding the compensation of our named executive officers. For the purposes of this annual meeting, the only routine matter is the Ratification of the Appointment of our Independent Registered Public Accounting Firm. Consequently, if you do not give your brokerage firm specific instructions, your shares will not be voted on the non-routine matters and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting.

In order for your shares to be voted on all matters presented at the Annual Meeting, including the election of directors, we urge all stockholders whose shares are held in street name by a brokerage firm to provide voting instructions to the brokerage firm.

Board of Directors

Board Composition	Woodward’s certificate of incorporation provides for the Board to be divided into three classes, designated Class I, Class II and Class III. Woodward’s certificate of incorporation further provides that the Board must consist of no less than six directors. The exact number of directors serving on the Board, and the exact number of directors in each class, is to be determined from time to time by resolution of the Board. If the number of directors changes, any increase or decrease must be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.
The Board’s three classes are currently comprised of three Class I directors, three Class II directors, and three Class III directors.
Each of the three directors identified in this proxy statement as standing for election at the 2014 Annual Meeting of Stockholders has been nominated by the Board at the recommendation of the Nominating and Governance Committee to hold office for a three-year term expiring in January 2018, or when a successor is elected and qualifies. The remaining directors identified in this proxy statement are not standing for election at this meeting and will continue in office for the remainder of their respective terms.
If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Nominating and Governance Committee.
The Nominating and Governance Committee is responsible for recommending qualified director candidates for nomination by the Board based on the skills and characteristics that the Board seeks in its members as well as consideration of the diversity of the composition of the Board as a whole. This review includes an assessment of, among other things, a candidate’s knowledge, experience, cultural background, including race, gender and age, and skills in areas critical to understanding the Company and its business, with a commitment to enhancing stockholder value. The Nominating and Governance Committee also assesses a candidate’s integrity, reputation, ability to make independent analytical inquiries, and willingness to devote adequate time to Board duties. The Nominating and Governance Committee seeks candidates with the highest professional and personal ethics and values, guided by the philosophy and concepts as expressed in the Company’s Constitution, and who will operate in accordance with the Company’s Code of Business Conduct and Ethics.
We believe that our director nominees should possess the following experience, qualifications, attributes and skills:
— an understanding of the principal operational and financial objectives, plans and strategies of the Company;
— an understanding of the results of operations and financial condition of the Company;
— an understanding of the relative standing of the Company in relation to its competitors; and
— leadership experience at the policy-making level in business, government, education or public interest.
We identify below certain biographical information of each of our directors and the director nominees for election, including his or her principal occupation, public company directorships currently held or held during the past five years and other business affiliations. We also describe the specific experience, qualifications, attributes and skills of each director and director nominee that led the Board to conclude that he or she should serve as a member of the Board.

Board of Directors (continued)

PROPOSAL 1 — ELECTION OF DIRECTORS

Directors Standing for Election at This Meeting for Terms Expiring in 2018:

Thomas A. Gendron

Age: 53

Mr. Tom Gendron has been Chairman of the Board of the Company since January 2008, and has been President and Chief Executive Officer of the Company since July 2005. Mr. Gendron previously served as Chief Operating Officer and President of the Company from September 2002 until July 2005, and as Vice President and General Manager of Industrial Controls from June 2001 until September 2002. Prior to that, Mr. Gendron served as Vice President of Industrial Controls from April 2000 through May 2001, and as Director of Global Marketing and Industrial Controls’ Business Development from February 1999 through March 2000. Overall, Mr. Gendron has served with Woodward for over 20 years in both the aircraft and industrial businesses, providing leadership in sales, marketing, business development, and product support management.

His experience with and knowledge of the Company’s businesses and the industries in which they operate has enabled Mr. Gendron to lead the Company’s growth since his appointment to President and Chief Operating Officer in September 2002. He has brought significant insight to the Board due to his comprehensive understanding of the Company and its operations at multiple levels, including the Company’s strategic vision, products, suppliers, customers and markets.

Mr. Gendron has been a director of the Company since 2005.

Other public company directorships: Hexcel Corporation (since 2010).

John A. Halbrook

Age: 69

Mr. John A. Halbrook retired as Chairman of the Board of the Company in January 2008, and previously served as Chief Executive Officer of the Company from November 1993 until July 2005. Mr. Halbrook has served in various other executive positions with the Company, including Chief Executive Operating Officer and President. Prior to joining Woodward, Mr. Halbrook garnered broad experience in finance and accounting, budgeting, marketing, strategic planning and operations through positions with Worthington Pumps, McGraw Edison, Turbodyne, General Electric, and General Dynamics.

Through his tenure as Chairman and Chief Executive Officer of Woodward, Mr. Halbrook brings to the Board insight into the Company’s operations and an understanding of the complex issues facing Woodward’s business segments and the markets in which the Company competes.

Mr. Halbrook has been a director of Woodward since 1991.

Other public company directorships: AMCORE Financial, Inc. (1997-2010); HNI Corporation (2004-2010).

Board of Directors (continued)

Ronald M. Sega

Age: 61

Dr. Ronald M. Sega currently serves as Director, Systems Engineering Programs at Colorado State University (“CSU”) and Special Assistant to the Chancellor for Strategic Initiatives. Prior to this role, he was Vice President and Enterprise Executive for Energy and the Environment at CSU and The Ohio State University (“OSU”) from September 2010 through August 2013. CSU and OSU are two Land-Grant universities engaged in efficient, sustainable development of practical products using our natural resources through education, research and outreach. At CSU, he served as chair of the Sustainability, Energy, and Environment Advisory Committee (CSU ranked #1 in Sustainability — ref STARS). Dr. Sega also served as chair of the President’s and Provost’s Council on Sustainability at OSU. Dr. Sega held the position of Vice President for Energy, Environment, and Applied Research with the CSU Research Foundation from September 2007 through August 2010. Prior to joining CSU, Dr. Sega served as Under Secretary for the U.S. Air Force from August 2005 to August 2007. As Under Secretary, Dr. Sega led a team that developed a comprehensive energy strategy emphasizing supply, demand, and culture with results in 2006 leading to the receipt of the overall Presidential Award for Leadership in Federal Energy Management for the U.S. Government. As Under Secretary, Dr. Sega’s role also included the Department of Defense (“DOD”) Executive Agent for space, and the Air Force Service Acquisition Executive for space programs. From August 2001 until August 2005, Dr. Sega was Director of Defense Research and Engineering, Office of the Secretary of Defense, which is the Chief Technology Officer for the DOD. From July 1996 to August 2001, he served as Dean, College of Engineering and Applied Science, University of Colorado at Colorado Springs. Dr. Sega is a former NASA astronaut and veteran of two shuttle missions. He retired from the U.S. Air Force in the rank of Major General. Dr. Sega is a Fellow of the American Institute of Aeronautics and Astronautics, as well as a Fellow of the Institute of Electrical and Electronics Engineers.

Dr. Sega brings to the Board extensive experience applying academic research to real-world situations, knowledge of U.S. government contracting practices, and expertise in aerospace and energy technology and markets.

Dr. Sega has been a Director of Woodward since 2008.

Other public company directorships: Rentech, Inc. (since 2007).

Your Board unanimously recommends a vote “FOR” each of the nominees presented in Proposal 1.

Board of Directors (continued)

Directors Remaining in Office Until 2016:

John D. Cohn

Age: 60

Mr. John Cohn has served as Senior Vice President, Asia Business Planning and Execution, of Rockwell Automation, Inc., a global provider of innovative industrial automation and information products, services and solutions since September 1, 2011. In this capacity, Mr. Cohn develops and implements regional and country level business strategies for approximately $1 billion of Rockwell Automation sales. Additionally, Mr. Cohn leads business development activities, industry business plans, and other market expansion opportunities to drive growth. Prior to accepting this position in August 2011, Mr. Cohn served at Rockwell Automation as Senior Vice President, European Business Planning and Execution from March 2009 to August 2011, and as Senior Vice President, Strategic Development and Communications, for Rockwell Automation from 1999 to 2009.

Mr. Cohn brings to the Board expertise in global market and business development, execution of focused initiatives, and experience with leading organizations through change management, mergers and acquisitions.

Mr. Cohn has been a director of Woodward since 2002.

Other public company directorships: None held during the past five years.

James R. Rulseh

Age: 59

Mr. James Rulseh is President of JRR & Associates, LLC, an independent manufacturing consulting company focused on operations improvement and operational leadership excellence. Prior to May 2011, Mr. Rulseh served as the Chief Operating Officer, Tulip Corporation, a private manufacturing company, since October 2009. Prior to joining Tulip Corporation, Mr. Rulseh served in the following capacities for Modine Manufacturing Company, an NYSE listed company that is a diversified global leader in thermal management technology and solutions: Special Assistant to the Chief Executive Officer, from January 2009 to October 2009; Regional Vice President — Americas, and an officer of Modine Manufacturing Company, from October 2007 to January 2009; Regional Vice President — Asia and an officer of Modine Manufacturing Company, from November 2006 to October 2007; Group Vice President and an officer of Modine Manufacturing Company, from April 2001 to November 2006; Managing Director of the Automotive Business Unit of Modine Europe, from 1998 to March 2001. Prior to 1998, Mr. Rulseh had held various other positions with Modine beginning in 1977.

Mr. Rulseh’s experience as COO of Tulip Corporation and his extensive operational management experience at Modine Manufacturing Company provide him with significant insight and experience into the operations, challenges and complex issues facing major manufacturing corporations such as Woodward. Mr. Rulseh also brings to the Board extensive senior executive level experience in international manufacturing and business restructurings.

Mr. Rulseh has been a director of Woodward since 2002, and currently serves as the Lead Director.

Other public company directorships: Proliance International, Inc. (PLI) (2005-2010), Accuride Corporation (since 2013).

Board of Directors (continued)

Gregg C. Sengstack

Age: 56

Mr. Gregg Sengstack was appointed Chief Executive Officer of Franklin Electric Co., Inc. in May 2014 and has been President of the company since December 2011. Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Mr. Sengstack was President of Franklin Electric’s International Water Systems and Fueling Group from 2005 to 2011, and was Chief Financial Officer for Franklin Electric from 1999 to 2005. Mr. Sengstack joined Franklin Electric in 1988 and has worked on numerous acquisitions in the U.S. and overseas during his career.

Mr. Sengstack’s combination of P&L, finance, international and general management and top leadership experience, as well as his consensus-driven global leadership style and experience working with boards, allow him to provide the Board with strong insight into the Company’s multi-national markets and operations.

Mr. Sengstack has been a director of Woodward since 2011.

Other public company directorships: Franklin Electric Co., Inc. (since 2014)

Board of Directors (continued)

Directors Remaining in Office Until 2017:

Mary L. Petrovich

Age: 51

Ms. Mary Petrovich has been serving as a senior advisor to private equity with the Carlyle Group and American Security Partners since June 2011. Prior to this role, Ms. Petrovich served as General Manager of AxleTech International, a supplier of off-highway and specialty vehicle drive train systems and components, after its acquisition by General Dynamics in December 2008. Ms. Petrovich served as Chairman and Chief Executive Officer of AxleTech International from 2001 through the December 2008 sale of the company to General Dynamics. Prior to AxleTech, in 2000, Ms. Petrovich was President of the Drivers Controls Division of Dura Automotive, possessing management responsibility for 7,600 employees.

Ms. Petrovich has extensive experience with mergers, acquisitions and the integration of acquired businesses in the automotive, off-highway and transportation industries. This experience, together with her operational experience with Six Sigma lean manufacturing techniques and supply chain management, and her experience in evaluating new business opportunities, provides the Board with valuable knowledge in its oversight of Woodward’s operational efficiency and recent acquisitions.

Ms. Petrovich has been a director of Woodward since 2002.

Other public company directorships: WABCO (since 2011); GT Advanced Technologies Inc. (2011-2014); Modine Manufacturing Company (2011-2014).

Larry E. Rittenberg

Age: 68

Dr. Larry Rittenberg, PhD, CPA and CIA, has been Professor Emeritus at the University of Wisconsin since August 2011. He was the Ernst & Young Professor of Accounting & Information Systems at the University of Wisconsin until his retirement from that position in August 2011. Dr. Rittenberg has been on the faculty at the University since 1976, and served as the chair of the accounting department for 12 years. Dr. Rittenberg continues to teach auditing, enterprise risk management, governance and control, and has served in leadership positions across a number of professional organizations, including the American Institute of CPAs, the Institute of Internal Auditors (IIA), and the American Accounting Association (AAA), where he served as VP of Finance and established the first audit committee within the AAA. Dr. Rittenberg served as Chairman of the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) from 2004 to 2009. COSO is a voluntary private sector organization dedicated to improving the quality of financial reporting through business ethics, effective internal controls, and corporate governance. He also served as a financial advisor providing counsel on Sarbanes-Oxley compliance to the Audit Committee and Board of Petro China, one of the largest publicly listed companies in China.

Dr. Rittenberg’s in-depth understanding of accounting, auditing, risk management, finance, Sarbanes-Oxley, and corporate governance is a valuable asset to the Board in its oversight of the integrity of the Company’s financial statements, financial reporting processes and oversight of the Company’s enterprise risk management process.

Dr. Rittenberg has been a director of Woodward since 2004.

Other public company directorships: None held during the past five years.

Board of Directors (continued)

Paul Donovan

Age: 67

Mr. Paul Donovan retired in 2004 as special advisor to the Chairman of Wisconsin Energy Corporation. Mr. Donovan had previously served as the Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation from 1999 until 2003. Prior to joining Wisconsin Energy Corporation, Mr. Donovan was Executive Vice President and Chief Financial Officer of Sundstrand Corporation, a manufacturer of aerospace and industrial products, from June 1988 to August 1999. Prior to June 1988, he held a variety of financial positions, including at Allied Signal and Ford Motor Company.

Mr. Donovan’s demonstrated leadership of large company corporate finance and tax departments provides the Board with expertise regarding the intricacies of tax, banking, finance, and mergers and acquisitions. He also possesses direct knowledge of the power generation, transportation and aerospace markets, all of which are key business segments for Woodward. As a former member of the Office of the Chairman at Wisconsin Energy and a former member of the Executive Office at Sundstrand Corporation, Mr. Donovan contributes to the Board not only his strong knowledge of the markets in which Woodward competes, but also strong leadership and insight into large organizations.

Mr. Donovan has been a director of Woodward since 2000.

Other public company directorships: AMCORE Financial, Inc. (1998 - 2010); CLARCOR, Inc. (since 2000).

Governance

Governance Documents

Woodward’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the NASDAQ Global Select Market (“NASDAQ”), SEC rules and regulations, and the applicable corporate governance requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act. Woodward maintains a corporate governance page on its website at http://www.woodward.com that can be accessed by clicking on “Investors” and then on “Corporate Governance.” Included on this site are a message from our Chairman and Chief Executive Officer and the following documents adopted by our Board:

—	The Woodward Constitution;

—	Our Director Guidelines;

—	Executive/Director Stock Ownership Guidelines;

—	The Woodward Code of Business Conduct and Ethics for directors, officers, and employees (who we refer to as members), including the Woodward Code of Ethics for Senior Financial Officers and Other Finance Members;

—	Our policy relating to “Insider” Trades of Woodward Stock; and

—	Our Related Person Transaction Policies and Procedures.

Charters for our Audit Committee, Compensation Committee, Executive Committee, and Nominating and Governance Committee can be found by clicking on the “Investors” tab, then selecting “Board of Directors,” and then clicking on the “Board Committees and Charters” link.

Sustainability

Woodward enhances the global quality of life and promotes sustainable solutions by optimizing energy use through improved efficiency and lower emissions. Woodward’s commitment to sustainability extends to several aspects of our business, including:

—	Products and Facilities – Clean energy technologies and innovative product and facility designs contribute to the global reduction of harmful emissions as well as the more efficient use of energy and other natural resources;

—	Governance – The Company’s governance structure and core principles enable sustainable growth while advancing stockholder value through strong relationships with members, customers, and other stakeholders; and

—	Culture and Community – Woodward is dedicated to the development of our members and our local communities, and seeks to promote collaborative, effective partnerships at all levels of interaction.

Woodward is in the process of preparing a sustainability report utilizing international standards and outlining our present and future commitments to sustainability. We expect to post this report in the second quarter of fiscal year 2015 on our website (www.woodward.com) on our Social Responsibility page under the “About Us” tab.

Independent Directors

The Board, during its annual review of the independence of its members, has determined that each member of the Board, other than Mr. Gendron, is independent under the criteria established by SEC rules and regulations and current NASDAQ listing requirements for independent board members. In addition, the Board has determined that each member of the Audit Committee and each member of the Compensation Committee meets the additional independence criteria required for audit committee and compensation committee memberships, as applicable, established by SEC rules and regulations and NASDAQ listing requirements.

Board Leadership Structure

Mr. Gendron serves as our Chairman of the Board and Chief Executive Officer. Because one individual serves as both Chairman and CEO, the Board appoints an independent director to serve as “Lead Director.” Our Lead Director is Mr. Rulseh, who was appointed to that position by the Board in 2011. The independent Lead Director chairs separate executive sessions of the independent directors following regularly scheduled Board meetings. The duties and responsibilities of the Lead Director are set forth under the “Board Meetings and Committees — Lead Director” section below. The Board believes the combined Chairman/CEO position, together with an independent Lead Director has certain advantages over other board leadership structures and best meets the Company’s current needs. Mr. Gendron’s leadership as Chairman and CEO provides our Board with detailed and in-depth knowledge of the Company’s strategy, markets, operations and financial condition, and enhances our ability to communicate a clear and consistent strategy to our stockholders, employees and business partners. The current leadership structure differentiates the oversight role of the Lead Director and other independent directors from the oversight role of the Chairman/CEO and other management.

The Board understands there is no single “one-size fits all” approach to providing Board leadership in the competitive and changing environment in which we operate. The optimal Board leadership structure may vary as circumstances warrant. At present, the Board believes its current structure effectively maintains independent oversight and management. Consistent with our Director Guidelines, the Board reviews and considers whether the positions of Chairman and CEO should be combined or separated as part of a regular review of the effectiveness of the Company’s governance structure.

Board Meetings and Committees

The Board met ten times in fiscal year 2014. All incumbent directors attended at least 80 percent of the aggregate of the total meetings of the Board and all committees on which they served. Directors are invited, but are not required, to attend annual meetings of stockholders. All directors attended the Company’s last annual meeting of stockholders.

The Board has the following standing committees: Audit Committee; Compensation Committee; Nominating and Governance Committee; and Executive Committee. All actions by committees are reported to the Board at the next regularly scheduled meeting. As part of its ongoing corporate governance review, the Board reviewed its assignment of committee memberships at its meeting on November 12, 2014, and made no changes to those assignments as reported in last year’s proxy statement. The following table reflects the committee memberships as of the filing date of this proxy statement:

Nominating
Name	Audit	Compensation	and Governance	Executive

John D. Cohn		¢	¢ *	¢

Paul Donovan		¢	¢

Thomas A. Gendron				¢ *

John A. Halbrook

Mary L. Petrovich		¢ *	¢	¢

Larry E. Rittenberg	¢ *			¢

James R. Rulseh		¢	¢	¢

Ronald M. Sega	¢

Gregg C. Sengstack	¢

* Chairman

Audit Committee	The Audit Committee oversees and monitors the Company’s accounting and financial reporting processes, including the quality of internal controls over those processes and audits of the Company’s financial statements and internal controls over financial reporting, and assists the Board with overseeing the Company’s processes for monitoring compliance with laws and regulations and with the Company’s various programs related to its codes of conduct. The Audit Committee is also responsible for reviewing the Company’s financial reporting risk exposure and the Company’s risk assessment and risk management processes. In addition, the Audit Committee oversees compliance of the Company’s financial statements with applicable rules and regulations and recommends to the Board, based on reviews and discussion with management and the Company’s independent registered public accounting firm, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K. The Audit Committee also retains, oversees, and evaluates the Company’s independent registered public accounting firm, and is involved in the selection of the lead audit partner. The Audit Committee also reviews and approves the selection and tenure of the Company’s internal audit lead. The Audit Committee operates under a charter that more fully describes the responsibilities of the Audit Committee. The Audit Committee reviews its charter at least annually and recommends to the Board such revisions as it deems necessary or appropriate. The Audit Committee charter is available for review on the Company’s website at http://www.woodward.com/Charter-Audit-Committee.

Consistent with SEC rules and regulations and NASDAQ’s independent director and audit committee listing standards, and in accordance with the Audit Committee charter, all members of the Audit Committee are independent directors. The Board of Directors has determined that Messrs. Rittenberg, Sengstack, and Yonker (prior to the expiration of his term as a director on January 22, 2014) are Audit Committee Financial Experts, as the SEC defines that term, and have experience resulting in “financial sophistication” as defined under NASDAQ listing requirements.

The Audit Committee meets as often as necessary to perform its duties and responsibilities.

The Audit Committee held five meetings in fiscal year 2014.

Board Meetings and Committees (continued)

Compensation Committee	The Compensation Committee reviews and approves the compensation of all of our executive officers. The Compensation Committee has oversight responsibility for the Company’s annual incentive plans, the Long-Term Management Incentive Compensation Plan, the 2002 Stock Option Plan, and the 2006 Omnibus Incentive Plan (the “2006 Plan”). The Compensation Committee determines and takes all action, including granting of all incentives and/or stock options to eligible Company employees, in accordance with the terms of the plans. Consistent with NASDAQ’s independent director listing requirements, and in accordance with the Compensation Committee charter, all members of the Compensation Committee are independent directors and meet the heightened standards for independence of Compensation Committee members under the NASDAQ listing rules. The Compensation Committee reviews performance against targets for both the annual incentive compensation plan and the long-term incentive compensation plan. The Compensation Committee Charter provides that the Compensation Committee may, after reviewing certain specified independence criteria, retain or obtain the advice of compensation advisers. The Compensation Committee Charter also provides that the Compensation Committee is responsible for the appointment, compensation and oversight of the work of any such compensation advisers, and that the Company will provide for appropriate funding for payment of reasonable compensation to any compensation advisers retained by the Compensation Committee.

Risk Assessment

The Compensation Committee regularly reviews the Company’s compensation policies and practices, and believes they are robust and effective. The Company also conducted a review of its compensation plans and related risk to the Company. The Company and the Compensation Committee have concluded that any risks arising from its employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

General

The principal responsibilities of the Compensation Committee are to, among other things, discharge the responsibilities of the Board relating to compensation of the Company’s Chief Executive Officer and other executive officers, conduct an annual performance review of the Chief Executive Officer with input from the independent members of the Board, produce an annual report relating to the Company’s Compensation Discussion and Analysis (“CD&A”), and recommend to the Board the inclusion of the CD&A in the Company’s Annual Report on Form 10-K and its proxy statement. The Compensation Committee’s written charter, which describes the specific duties of the Compensation Committee, is available on the Company’s corporate website at http://www.woodward.com/Charter-Compensation-Committee.

The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee held nine meetings in fiscal year 2014. These meetings were held to review company and executive performance in fiscal year 2014, and to receive and review information regarding compensation trends and competitive compensation information.

In making its decisions and completing its annual review of our Executive Compensation Program, the Compensation Committee routinely examines the following important business factors:

—	financial reports on performance versus budget and compared to prior year performance;

—	calculations and reports on levels of achievement of corporate performance objectives;

—	reports on the Company’s strategic initiatives and budget for future periods;

—	information on the Company’s officers’ and directors’ stock ownership and option holdings;

—	information regarding dilutive effects of the equity compensation plan;

—	data regarding the total compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers (our “NEOs”), including base salary, cash incentives, equity awards, and any perquisites;

—	information regarding compensation programs and compensation levels at our peer comparator group identified by our compensation consultant and described under the caption “Compensation Discussion and Analysis — Compensation Philosophy and Strategy — Competitive Comparisons”; and

Board Meetings and Committees (continued)

—	the design and administration of the Company’s compensation programs and equity compensation plans, and associated risks, if any.

Delegation of Authority

The Compensation Committee Charter provides authority to the Compensation Committee to delegate its role and responsibilities to subcommittees entirely made up of Compensation Committee members. The Compensation Committee has delegated to the Chairman of the Compensation Committee the authority to approve any and all option exercises when the optionee seeks to pay for the cost of the option and/or the taxes associated with the transaction with stock previously owned and held by the optionee for at least six months. The Chairman of the Compensation Committee has been authorized to further delegate these responsibilities to any other member of the Compensation Committee. The Compensation Committee has also delegated, to a subcommittee of not less than two independent directors, the authority to issue interim stock option grants for new hires, subject to the stock option pool for grants as identified and approved by the Compensation Committee in advance on an annual basis.

Nominating and Governance Committee	The Nominating and Governance Committee recommends qualified individuals to fill any vacancies on the Board, develops and administers the Director Guidelines and the Company’s corporate governance guidelines, establishes other guidelines, such as stock holding requirements for officers and directors, reviews and reassesses the Company’s programs and policies related to its codes of conduct, and addresses other governance related matters. In November 2014, the Board, based on the recommendation of the Nominating and Governance Committee, adopted the amendment of the Company’s Bylaws and Director Guidelines to institute a majority voting standard and a corresponding resignation policy for uncontested director elections, effective for the 2014 Annual Meeting of Stockholders. Contested elections will continue to be determined by a plurality vote. In accordance with SEC rules and regulations, NASDAQ listing requirements, and the Nominating and Governance Committee’s charter, all members of the Nominating and Governance Committees are independent directors. The Nominating and Governance Committee meets as often as necessary to perform its duties and responsibilities. The Nominating and Governance Committee held four meetings in fiscal year 2014. The Nominating and Governance Committee charter is available for review on the Company’s website at http://www.woodward.com/Charter-Nominating-and-Governance-Committee.

Executive Committee	The Executive Committee exercises all the powers and authority of the Board in the management of the business when the Board is not in session, and when, in the opinion of the Chairman of the Board, a particular matter should not be postponed until the next regularly scheduled Board meeting. The Executive Committee may declare cash dividends. The Executive Committee may not authorize certain major corporate actions such as amending the certificate of incorporation, amending the bylaws, adopting an agreement of merger or consolidation, or recommending the sale, lease, or exchange of substantially all of the assets of the Company. The Executive Committee meets as often as necessary to perform its duties and responsibilities. The Executive Committee held no meetings in fiscal year 2014. The Executive Committee charter is available for review on the Company’s website at http://www.woodward.com/Charter-Executive-Committee.

Director Nomination Process	The Nominating and Governance Committee considers candidates for Board membership as recommended by directors, management, or stockholders. The Nominating and Governance Committee uses the same criteria to evaluate all candidates for Board membership, whether recommended by directors, management, or stockholders. As it deems necessary, the Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees, although it did not engage any such third-party consultant in fiscal year 2014.

Director candidates are expected to be guided by the philosophy and concepts as expressed in the Company’s Constitution and to possess the highest levels of personal and professional ethics, integrity, values, and independence. Prospective directors should be committed to representing the long-term interests of the stockholders. A potential director must exhibit an inquisitive and objective perspective, an ability to think strategically, an ability to identify practical problems, and an ability to assess alternative courses of action that contribute to the long-term success of the business.

Board Meetings and Committees (continued)

Director candidates must have industry expertise and/or commit to understanding the Company’s industry as a basis to address strategic and operational issues of importance to the Company.

Every effort is made to complement and supplement skills within the Board and strengthen identified areas of need. The Nominating and Governance Committee considers relevant factors, as it deems appropriate, including the current composition of the Board and the need for expertise on various Board committees. The Nominating and Governance Committee considers the ability of candidates to meet independence and other requirements of the SEC, NASDAQ, or other regulatory bodies exercising authority over the Company. In assessing candidates, the Nominating and Governance Committee considers criteria such as education, experience, individual diversity, knowledge, and understanding of matters such as finance, manufacturing, technology, supply chain, risk management, distribution, and other areas that are frequently encountered by a complex business. The Nominating and Governance Committee makes inquiries of prospective Board candidates about their ability to devote sufficient time to carry out their duties and responsibilities effectively, and whether they are committed to serve on the Board for a sufficient time to make significant contributions to the governance of the organization. Under the Director Guidelines, no individual will be nominated by the Board for re-election if such individual will achieve the age of 70 as of the annual stockholder meeting date of such re-election, unless the Board determines in its sole discretion that extraordinary circumstances exist that would support any such nomination.

The Nominating and Governance Committee evaluation normally requires one or more members of the Nominating and Governance Committee, and others as appropriate, to interview prospective nominees in person or by telephone. Upon identification of a qualified candidate, the Nominating and Governance Committee will recommend a candidate for consideration by the full Board.

Stockholders wishing to suggest a candidate for Board membership should write our Corporate Secretary at 1000 E. Drake Road, Fort Collins, Colorado 80525, and follow the procedures set forth in our Bylaws, including providing certain information to the Company as follows:

—	the stockholder’s name and contact information;

—	a statement that the writer is a stockholder of record and is proposing a candidate for consideration by the Nominating and Governance Committee;

—	the name of, and contact information for, the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected;

—	a statement of the candidate’s business and educational experience;

—	information regarding the factors described above sufficient to enable the Nominating and Governance Committee to evaluate the candidate;

—	a statement of the value that the candidate would add to the Board;

—	a statement detailing any relationship between the candidate and any of our customers, suppliers, or competitors; and

—	detailed information about any relationship or understanding between the proposing stockholder and the candidate.

In connection with its evaluation, the Nominating and Governance Committee may request additional information from the candidate or the recommending stockholder. The Nominating and Governance Committee has discretion to decide which individuals to recommend for nomination as directors. In order to give the Nominating and Governance Committee sufficient time to evaluate a recommended candidate, the recommendation must be received by our Corporate Secretary not later than the 120th calendar day before the one year anniversary of the date our proxy statement was mailed to stockholders in connection with the previous year’s Annual Meeting of stockholders. No candidates for director nominations were submitted to the Nominating and Governance Committee by any stockholder in connection with the election of directors at this Annual Meeting.

Board Composition and Diversity

The Board does not maintain a formal diversity policy for its members. However, the Board meets periodically with the Nominating and Governance Committee to review Board composition for diversity of knowledge, experience, cultural background, race, gender, and age which, when taken

Board Meetings and Committees (continued)

together, enables the Board to ensure that board members possess the skills and expertise necessary to effectively oversee the Company’s business. In this regard, the Nominating and Governance Committee considers, for each incumbent director and potential candidate for election, the various factors described in the below table. The Nominating and Governance Committee reviews the assessment and its recommendations with the Board.

The Nominating and Governance Committee is committed to exercising best practices of corporate governance and recognizes the importance of a Board that contains diverse experience at policy-making levels in business, public service, education, and technology, as well as other relevant knowledge that contributes to the Company’s global activities. The Board believes that diversity is an important component of Board membership, and is guided by the Company’s Bylaws, Director Guidelines, and Constitution, which requires the Board to adhere to the philosophy and concepts, including respect for the dignity, worth and equality of all members.

Board diversity, leadership and experience qualifications for our independent directors are summarized in the table below:

Lead Director	Mr. Rulseh serves as “Lead Director.” The Lead Director chairs separate meetings of the independent directors, generally following each regularly scheduled Board meeting. Topics discussed are at the discretion of the independent directors, and generally include among other things, a review of our Chief Executive Officer’s performance. The Lead Director then meets with the Chief Executive Officer to review items discussed at the meeting and to provide an update with regard to overall CEO performance. The Lead Director then provides an update to the independent directors regarding each such feedback meeting with the Chief Executive Officer. Additionally, the Lead Director (together with the Chairman of the Compensation Committee) presents to the Chief Executive Officer his annual performance review as conducted by the Compensation Committee with input from the independent members of the Board of Directors. The Lead Director also communicates with the Chief Executive Officer on a regular basis to discuss any other Board matters or concerns, and acts as a liaison in that regard between the independent members of the Board and the Chief Executive Officer.

Stockholder Communications With the Board of Directors

Stockholders may send communications to the Board by submitting a letter addressed to: Woodward, Inc., Attn: Corporate Secretary, 1000 E. Drake Road, Fort Collins, Colorado 80525. The Board has instructed the Corporate Secretary to forward such communications to the Lead Director. The Board has also instructed the Corporate Secretary to review such correspondence and, at the Corporate Secretary’s discretion, not to forward correspondence which is deemed of a

Board Meetings and Committees (continued)

commercial or frivolous nature or inappropriate for Board consideration. The Corporate Secretary may also forward the stockholder communication within the Company to the Chief Executive Officer and President or to another executive officer to facilitate an appropriate response.

The Corporate Secretary maintains a log of all communications from stockholders and the disposition of such communications, which the directors review at least annually.

Risk Oversight	The Board is responsible for overseeing management’s identification and mitigation of Company risks, including but not limited to risks associated with our strategic plan, capital structure, development activities and compliance with government regulations. While the Board has the ultimate oversight responsibility for risk management processes, various committees of the Board composed entirely of independent directors also have responsibility for some aspects of risk management. The Board and its committees receive regular reports on risk management from Company management and independent auditors.

The Audit Committee is responsible for risks relating to the Company’s financial statements, financial reporting processes, the evaluation of the effectiveness of internal control over financial reporting, and the Company’s compliance with its financial and ethics policies.

The Compensation Committee is responsible for monitoring risks associated with the design and administration of the Company’s compensation programs and equity compensation plans, and performs the annual performance review of the CEO and ensures the independence of the compensation consultants. For 2014, the Compensation Committee reviewed its compensation policies and practices and did not identify any risks that are reasonably likely to have a material adverse effect on the Company.

The Nominating and Governance Committee oversees risks relating to the Company’s corporate governance processes, compliance with the Sarbanes-Oxley Act, SEC and NASDAQ rules and regulations, and other state and federal laws and regulations relating to corporate governance, and reviews and reassesses the adequacy of the Company’s Code of Business Conduct and Ethics.

The Board and its committees have direct and independent access to management. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that Woodward faces. The existing Board leadership structure encourages communication between the independent directors and management, including those as a result of discussions between the Lead Director and the Chairman of the Board and Chief Executive Officer. By fostering increased communication, we believe that the current Board leadership structure leads to the identification and implementation of effective risk management strategies.

Related Person Transaction Policies and Procedures	In November 2007, the Board adopted the Company’s Related Person Transaction Policies and Procedures (our “RPT Policy”), which provides that the Audit Committee will review and approve Interested Transactions (as described below). Our RPT Policy delegates the authority to act with respect to Interested Transactions that are valued below a stated threshold to the Chair of the Audit Committee.

Our RPT Policy defines an “Interested Transaction” with reference to transactions described in Item 404 of Regulation S-K promulgated by the SEC, which generally means a transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships or any material amendments or modifications thereto in which the Company (including any of its subsidiaries) was, is, or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has, or will have a direct or indirect interest.

“Related Person” also is defined in our RPT Policy with respect to the definitions contained in Item 404 of Regulation S-K. Generally, “Related Persons” consist of any director or executive officer of the Company, any nominee for director, any holder of five percent or more of the Company’s common stock, or any immediate family member of any such persons. “Immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of any such person, and any person (other than a tenant or employee) sharing the household of such person. It may also include entities with which any of such persons have a relationship.

Board Meetings and Committees (continued)

The approval procedures in our RPT Policy state that the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances. In addition, our RPT Policy states that, in connection with the approval or ratification of an Interested Transaction involving an outside director or nominee for director, the Audit Committee should consider whether such transaction would compromise such director’s status as: (1) an independent director under NASDAQ’s independence standards, (2) an “outside director” under Section 162(m) of the Internal Revenue Code, or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such non-employee director serves on the Compensation Committee of the Board, or (3) an independent director under Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee of the Board. Our RPT Policy also identifies certain transactions that are deemed to be pre-approved, including transactions involving competitive bids, regulated transactions, and employee transactions. Our RPT Policy is available for review on the Company’s website at http://www.woodward.com/Related-Person-Transaction-Policy.

Compensation Committee Interlocks and Insider Participation	Ms. Petrovich and Messrs. Rulseh, Cohn, and . Donovan served as members of the Compensation Committee during fiscal year 2014. The Compensation Committee members have no interlocking relationships required to be disclosed under SEC rules and regulations.

Director Compensation	We do not pay directors who are also Woodward employees additional compensation for their service as directors. In addition to reasonable expenses for attending meetings of the Board, non-employee directors received the following compensation in fiscal year 2014:

Annual Retainer(1)	$70,000
Additional Annual Retainer Fees
Lead Director	$10,000
Audit Committee — Chairman	$20,000
Audit Committee — Non-Chair members	$10,000
Compensation Committee — Chairman	$10,000
Compensation Committee — Non-Chair members	$5,000
Nominating & Governance Committee — Chairman	$10,000
Nominating & Governance Committee — Non-Chair members	$5,000

(1)	Annual, Lead Director and Committee membership retainers are paid in four equal quarterly installments. Directors do not receive additional compensation for individual Board or Committee meetings held.

Effective as of October 1, 2013, our directors became eligible to participate in a deferred compensation plan, the Executive Benefit Plan (“EBP”). Under the EBP, our directors are able to defer up to 100% of their cash compensation, including retainer fees, and any fees for participation as a committee member, committee chairman, or lead director.

The following table shows the compensation paid to the non-employee members of the Board during the fiscal year ended September 30, 2014:

Director	Fees Paid in Cash ($)	Option Awards ($)(1)	Total ($)
John D. Cohn	$85,000	$96,841	$181,841
Paul Donovan(3)	$80,000	$96,841	$176,841
John A. Halbrook	$70,000	$96,841	$166,841
Mary L. Petrovich	$85,000	$96,841	$181,841
Larry E. Rittenberg	$90,000	$96,841	$186,841
James R. Rulseh	$90,000	$96,841	$186,841
Dr. Ronald M. Sega	$80,000	$96,841	$176,841
Gregg C. Sengstack	$80,000	$96,841	$176,841
Michael T. Yonker(2)	$40,000	$96,841	$136,841

(1)	On October 1, 2013, each non-employee director was awarded options to purchase 5,395 shares of Woodward common stock at $40.99 per share, the closing price of Woodward common stock on that date as quoted on NASDAQ, under our 2006 Plan. These options vest at the rate of 25% per year. The amounts reported in the “Option Awards” column above represent the grant date fair value of the option awards in accordance with ASC 718. Assumptions used in calculating these amounts are included in Note 18 of Woodward’s financial statements in its Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed with the SEC on November 12, 2014.

(2)	Mr. Yonker’s term expired on January 22, 2014.

Board Meetings and Committees (continued)

(3)	Mr. Donovan deferred $61,250 of his cash retainer fees in fiscal year 2014 into the EBP.

Option awards outstanding as of September 30, 2014 are as follows:

Director	Options Not Vested	Options Vested	Options Outstanding
John D. Cohn	14,120	34,575	48,695
Paul Donovan	14,120	26,375	40,495
John A. Halbrook	14,120	34,575	48,695
Mary L. Petrovich(1)	14,120	52,575	66,695
Larry E. Rittenberg	14,120	43,575	57,695
James R. Rulseh	14,120	9,275	23,395
Dr. Ronald M. Sega	14,120	16,875	30,995
Gregg C. Sengstack	12,570	4,625	17,195
Michael T. Yonker(2)	5,395	52,300	57,695

(1)	Ms. Petrovich beneficially owns 3,528 of her stock options through the Petrovich Remainder Trust – 2005 (the “Remainder Trust”), of which Ms. Petrovich is the sole trustee, and 26,472 of her stock options through the Mary L. Petrovich Revocable Living Trust dated 05/14/2001 (the “Petrovich Trust”), of which Ms. Petrovich is the sole trustee.

(2)	Mr. Yonker beneficially owns 47,200 of his outstanding stock options through the Michael Timothy Yonker 1995 Declaration of Trust dated March 16, 1995 (the “Yonker Trust”), of which Mr. Yonker is the sole trustee. Mr. Yonker’s term expired on January 22, 2014.

Stock Ownership of Management

Directors and Named Executive Officers	The following table shows how much Woodward common stock was beneficially owned, as of November 20, 2014, by each director, each named executive officer of the Company, and all directors and executive officers as a group:

Non-Employee Directors	Number of Shares (1)(2)	Percent (1)
John D. Cohn	60,424	*
Paul Donovan(3)	67,955	*
John A. Halbrook(4)	1,279,660	1.81%
Mary L. Petrovich(5)	68,023	*
Larry E. Rittenberg	69,226	*
James R. Rulseh	32,736	*
Ronald M. Sega	26,524	*
Gregg Sengstack	22,924	*
Michael T. Yonker(6)	89,984	*
Named Executive Officers
Thomas A. Gendron	1,236,960	1.75%
Robert F. Weber, Jr.	276,241	*
Martin V. Glass(7)	290,425	*
Sagar A. Patel	55,405	*
Chad R. Preiss(8)	210,314	*
All directors and executive officers as a group (16 persons)	4,004,992	5.67%

*	Less than one percent

(1)	The number of shares outstanding for purposes of calculating the percentages shown includes shares (does not include fractional shares) allocated to participant accounts of named executive officers under the Woodward Retirement Savings Plan (the “Retirement Savings Plan”). The Retirement Savings Plan directs the Trustee to vote the Woodward shares allocated to participants’ accounts as directed by such participants. If voting instructions are not received, the Trustee is instructed to vote the shares held in the Plan in the same proportion as the shares for which the Trustee has received instructions.

(2)	In addition, the number of shares outstanding for purposes of calculating the percentages shown includes a number of shares of our common stock that may be acquired by each person referenced through the exercise of options within 60 days of November 20, 2014 in accordance with the rules of the SEC. The below table summarizes all shares that may be acquired through the exercise of options within 60 days of November 20, 2014.

Table to footnote (2) above	Number of shares
Non-Employee Directors	(see footnote (2) above)
John D. Cohn	40,424
Paul Donovan	32,224
John A. Halbrook	40,424
Mary L. Petrovich(a)	49,424
Larry E. Rittenberg	47,424
James R. Rulseh	15,124
Ronald M. Sega	22,724
Gregg Sengstack	8,924
Michael T. Yonker(b)	53,649
Named Executive Officers
Thomas A. Gendron	956,825
Robert F. Weber, Jr.	260,350
Martin V. Glass	220,800
Sagar A. Patel	54,500
Chad R. Preiss	183,175

(a)	Includes 17,472 and 3,528 shares of Woodward common stock that may be acquired by Ms. Petrovich through the exercise of stock options held in the Petrovich Trust and the Petrovich Remainder Trust, respectively.

(b)	Includes 42,300 shares of Woodward common stock that may be acquired through the exercise of stock options held in the Yonker Trust.

(3)	Includes 959 shares held by Mr. Donovan’s wife. Mr. Donovan disclaims beneficial ownership of the shares held by his wife.

Stock Ownership of Management (continued)

(4)	Includes 245,000 shares held in the John A. Halbrook 2014 Grantor Retained Annuity Trust under agreement dated 4/18/2014; 121,016 shares held in the John A Halbrook Living Trust under agreement dated 2/2/2011, which shares are held in a margin account; 3,250 shares held in a joint account with Mr. Halbrook’s son; 213,870 shares held in the Halbrook Family Foundation, which shares are held in a margin account to fund distributions; 134,472 shares held in the Benita K. Halbrook Grantor Retained Annuity Trust, of which Mr. Halbrook is the trustee and his wife is the beneficiary; 100,528 shares held in the Benita K. Halbrook Living Trust, of which Mr. Halbrook and his wife are the trustees and his wife is the beneficiary; and 127,539 in a joint account with Benita Halbrook. In addition Mr. Halbrook has loaned 254,343 shares to the Halbrook Family Trust. These shares are pledged to the John A. Halbrook Living Trust.

(5)	Includes 1,992 shares owned by Ms. Petrovich’s spouse. Ms. Petrovich beneficially owns 3,528 of her stock options through the Petrovich Remainder Trust and 17,472 of her stock options through the Petrovich Trust.

(6)	Mr. Yonker beneficially owns 47,200 of his stock options and 36,335 shares of stock, through the Yonker Trust. In addition, there are 6,449 stock options held by Mr. Yonker personally. Mr. Yonker’s term expired on January 22, 2014.

(7)	Includes 2,910 shares held by Mr. Glass’ wife. Mr. Glass disclaims beneficial ownership of the shares held by his wife.

(8)	Excludes 7,800 shares beneficially owned by Mr. Preiss’ father-in-law. Mr. Preiss disclaims beneficial ownership of the excluded shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) were filed on a timely basis, with the exception of (1) a Form 4 filed by Woodward on behalf of Mr. Rudolph on April 8, 2014 related to a deferral of a portion of his salary under the EBP, (2) a Form 4 filed by Woodward on behalf of Mr. Donovan on May 13, 2014 related to a deferral of his director fees under the EBP, and (3) a Form 4 filed by Woodward on behalf of Mr. Donovan on May 13, 2014 related to a purchase made of Company stock. The untimely Form 4s noted above were filed outside Section 16’s two business day filing requirement and were due to clerical errors made by the Company.

Persons Owning More Than Five Percent of Woodward Stock

The following table shows how many shares of Woodward common stock were owned by each person known to us to own more than five percent of our common stock as of November 20, 2014:

Ownership of Common Stock
Principal Holders	Number of Shares		Percent
The Vanguard Group
100 Vanguard Boulevard
Malvern, Pennsylvania 19355	3,650,339	(1)	5.58%
Royce & Associates, LLC
745 5th Avenue
New York, New York 10151	4,638,524	(2)	7.09%
BlackRock, Inc.
40 East 52nd Street
New York, New York 10022	5,218,404	(3)	7.98%
Woodward Retirement Savings Plan
5001 North Second Street
Rockford, IL 61111	5,454,528	(4)	8.34%

(1)	Based solely on a Schedule 13G filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 12, 2014. Vanguard has sole voting power with respect to 93,595 shares of our common stock, has sole dispositive power with respect to 3,561,344 shares of our common stock and shared dispositive power with respect to 88,995 shares of our common stock. Of the 3,650,339 total shares of our common stock held by Vanguard, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 88,995 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 4,600 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.

(2)	Based solely on a Schedule 13G filed with the SEC by Royce & Associates, LLC (“Royce & Associates”) on January 17, 2014. Royce has sole voting power and sole dispositive power with respect to 4,638,524 shares of our common stock. Of the 4,638,524 total shares of our common stock held by Royce & Associates, Royce Premier Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, is the beneficial owner of 3,806,024 shares.

(3)	Based solely on a Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 31, 2014. BlackRock has sole voting power with respect to 5,029,059 shares of our common stock and shared dispositive power with respect to 5,218,404 shares of our common stock.

(4)	Based solely on a Schedule 13G filed with the SEC by Woodward Retirement Savings Plan (the “Retirement Savings Plan”) on February 10, 2014. The Retirement Savings Plan has sole voting power and sole dispositive power with respect to 5,454,528 shares of our common stock. Shares held for the benefit of the Retirement Savings Plan are owned by the Woodward Profit Sharing Trust. Vanguard Fiduciary Trust serves as Trustee of the Woodward Profit Sharing Trust. JPMorgan Chase Bank, N.A. serves as custodian of the Retirement Savings Plan and holds the actual shares in a custodial account. All shares held in the Woodward Profit Sharing Trust are allocated to participant accounts. The Retirement Savings Plan directs the Trustee to vote the shares allocated to participant accounts under the Woodward Stock Plan portion of the Retirement Savings Plan as directed by such participants and to vote all allocated shares for which no timely instructions are received in the same proportion as the allocated shares for which instructions are received.

Compensation Discussion and Analysis

2014 Overview

Our Executive Compensation Program has been designed to (1) provide a competitive total compensation program that enables us to attract, retain, and motivate a high-performance executive management team, and (2) link the total compensation program payouts to Company and stockholder interests. We believe that proper administration of this program should result in the development of a management team that improves our fundamental financial performance and supports the long-term interests of the Company and its stockholders.

Our Executive Compensation Program is based on the overall financial performance of the Company and is structured as a total compensation package comprised of the following elements:

—	Base salary;

—	Annual short-term incentive compensation under the Company’s Management Incentive Plan (“MIP”); and

—	Long-term incentive compensation (“LTI Plan”), which includes a cash component (“Cash LTI”) and equity components, under the Company’s long-term incentive program.

In addition, the Executive Compensation Program for NEOs includes health and welfare benefits, a deferred compensation program, defined contribution plans, change in control agreements, and other ancillary benefits.

On November 12, 2014, we reported our financial results for fiscal year 2014, which included the following highlights:

—	Net sales for fiscal year 2014 of $2.001 billion, an increase of 3.4% compared to $1.936 billion in fiscal year 2013.

—	Net earnings for fiscal year 2014 of $165.8 million, or $2.45 per diluted share, compared to $145.9 million, or $2.10 per diluted share, in fiscal year 2013, an increase in net earnings increase of 13.6%.

—	Net cash provided by operating activities (“Cash Flow from Operations”) of $268.1 million compared to $222.6 million in fiscal year 2013, reflecting improved working capital utilization and higher earnings in the current fiscal year.

The Compensation Committee, comprised entirely of independent directors, oversees the administration of the Executive Compensation Program, and all compensation decisions with respect to the NEOs are subject to Compensation Committee review and approval. In making these decisions, the Compensation Committee uses a market-based compensation model wherein the responsibility and accountability of the NEOs are compared to similar positions at companies in our peer comparator group. In addition, Aon Hewitt, our executive compensation consulting firm engaged by the Compensation Committee, provides guidance throughout the entire process, including guidance regarding the selection of our peer comparator group and the level of base salary, annual short-term incentive compensation, and long-term incentive compensation. The members of the Compensation Committee during fiscal year 2014 are set forth below under the heading “Compensation Committee Report on Compensation Discussion and Analysis.”

Compensation Philosophy and Strategy

Our compensation philosophy and strategy is to establish total compensation (base salary, annual short-term cash incentives, and long-term incentives) for each NEO that is competitive with total compensation for executives in comparable positions at companies in our peer comparator group. Our compensation approach reflects multiple factors such as the individual’s performance, knowledge, skills, abilities, potential, and significant contributions to the Company and shareholder value, and is supportive of our ability to achieve our attraction and retention goals.

Our philosophy places a strong focus on pay-for-performance, with an emphasis on variable compensation that directly ties to Company performance and in particular, long term incentive compensation. Variable compensation plans (annual short-term incentives and long-term incentives), which represent between 67% and 85% of our named executive officers’ target total compensation opportunities, are designed so that the payout opportunity is directly linked to the achievement of pre-determined financial performance metrics, with upside opportunity for exceeding the pre-determined goals. We also use long-term incentives, including equity-based compensation, to align NEO and stockholder interests.

With each variable incentive component of our Executive Compensation Program, we strive to align the interests of the NEOs with the interests of our stockholders in different ways, by focusing on both short-term and long-term performance goals, by promoting ownership of the Company, and by linking reward outcomes to our fundamental financial performance. As a result of Woodward’s total compensation approach, which includes base pay and variable pay (annual incentive compensation and long-term incentive compensation), the actual performance of the Company determines the total compensation received by our NEOs.

Consideration of Stockholder Say on Pay Vote

In January 2014, Woodward’s stockholders voted on an advisory resolution regarding the compensation of our named executive officers, which was approved by 94% of the votes cast on the proposal (the “say on pay proposal”). The Compensation Committee considered the 94% favorable vote approving on an advisory basis our compensation practices as disclosed, and further determined that current practices

Compensation Discussion and Analysis (continued)

and processes did not require any significant modifications to achieve the desired results or address stockholder concerns. These results demonstrated strong stockholder support for Woodward’s overall executive compensation approach and the related actions described in its 2013 proxy statement. Following a January 2011 stockholder approval of an advisory resolution regarding the frequency of say on pay proposals, the Board approved a resolution to submit to stockholders a say on pay proposal annually. Accordingly, a say on pay proposal is again being submitted to our stockholders for consideration at the 2014 Annual Meeting, which proposal is included as Proposal 3 in this proxy statement and the next vote will occur at the annual meeting to be held in January 2015. The Compensation Committee will continue to consider the outcome of these advisory votes when evaluating future executive compensation arrangements.

The Compensation Committee’s Interaction with Management

In order to design compensation programs that are aligned with appropriate Company performance goals and strategic direction, the Compensation Committee works closely with management, including the Chief Executive Officer, the Corporate Vice President, Human Resources, the Corporate Vice President, General Counsel & Chief Compliance Officer, and the Vice President, Global HR Support Services & Risk Management. Specifically, management facilitates the alignment process by:

—	providing compensation data of our NEOs to our executive compensation consultant for comparative benchmarking;

—	evaluating NEO performance (with the exception of our Chief Executive Officer);

—	making recommendations to the Compensation Committee regarding annual short-term incentive plan design and performance metrics; and

—	making recommendations to the Compensation Committee regarding the compensation of the NEOs (with the exception of the Chief Executive Officer) for base salary, annual short-term incentive compensation targets, long-term cash incentive compensation targets, and long-term equity compensation. The Chief Executive Officer’s compensation, including base salary, is determined by the Compensation Committee, with guidance from our compensation consultant, relative to comparative market data, as well as measuring his performance against a defined process led by the Compensation Committee Chairman involving all independent Board members.

All decisions regarding executive compensation are ultimately made by the Compensation Committee.

The Company’s Vice President, Global HR Support Services & Risk Management, works with the Compensation Committee Chair to establish the agenda for Compensation Committee meetings. At the Compensation Committee’s request, the Chief Executive Officer regularly attends the meetings and provides background information regarding the Company’s strategic objectives, evaluation of the performance of the executive officers, and compensation recommendations as to executive officers other than himself. The Compensation Committee may also seek input from the Corporate Vice President, Human Resources, and the Corporate Vice President, General Counsel & Corporate Secretary, as necessary and appropriate, to carry out its duties. The Corporate Vice President, Human Resources, provides input on executive compensation structure, performance assessment process and data, potential promotions, talent management and succession planning, and compensation associated with promotions.

Interaction with Compensation Consultants

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of an independent compensation consultant. In fiscal year 2014, the Compensation Committee retained the services of Aon Hewitt to assist with its review of the total compensation packages of the NEOs.

The Compensation Committee retains Aon Hewitt primarily to provide guidance for the executive compensation decision making process. Annually, Aon Hewitt provides the Compensation Committee with an analysis comparing the compensation for the NEOs to our compensation philosophy and the compensation philosophies and data of our peer comparator group for base salary, target bonus, target total cash, long-term cash and equity incentives, and target total compensation. In carrying out its assignment, the consultant may interact with members of management, including but not limited to the Chief Executive Officer, the Corporate Vice President, Human Resources, the Corporate Vice President, General Counsel & Corporate Secretary, the Vice President & Corporate Controller, and the Vice President, Global HR Support Services & Risk Management.

In addition to their services with respect to compensation for the NEOs, Aon Hewitt acts as a global compensation and benefits consultant for the Company and provides total compensation data for all of the Management Incentive Plan (“MIP”) participants other than the NEOs. Management also utilizes Aon Hewitt’s benefits-related survey data with respect to compensation benchmarking for non-NEOs.

It is the Compensation Committee’s and the Company’s belief that the services provided by the consultant are independent and free from any conflict of interest.

During fiscal year 2014, in accordance with SEC rules and regulations and NASDAQ listing requirements, the Compensation Committee considered various factors relating to compensation consultant independence, including the following six factors established by the SEC:

—	the provision of other services to the Company by Aon Hewitt;

—	the amount of fees received from the Company by Aon Hewitt as a percentage of total revenue;

Compensation Discussion and Analysis (continued)

—	Aon Hewitt’s policies and procedures designed to prevent conflicts of interest;

—	any business or personal relationship of the individual consultants with a member of the Compensation Committee;

—	any stock of the Company owned by the individual consultants; and

—	any business or personal relationship of the individual consultants or Aon Hewitt with an executive officer of the Company.

As a result of the interactions with the Compensation Committee and management, the Company believes Aon Hewitt has a well developed understanding of our business, and is well positioned to provide objective guidance on compensation and benefit plans that are aligned with and reinforce our strategies and goals, and has determined that AON Hewitt is independent.

Compensation Consultant Fees

For fiscal year 2014, the Company paid Aon Hewitt $917,893 for advice and services provided to the Compensation Committee and the Company. Of this amount, $496,078 was paid as a result of the work Aon Hewitt performed for the Compensation Committee related to executive compensation advice and services, and $421,815 was paid as a result of the work Aon Hewitt performed for the Company that was not related to executive compensation, including broad compensation benchmarking data applicable to non-executive employees, including international benchmarking data and services; and other health, welfare and retirement plan consulting services.

The decision to use Aon Hewitt for advice and services not related to executive compensation was made by management. While the Compensation Committee does not pre-approve these non-executive compensation services, it does annually review Aon Hewitt’s internal guidelines and practices designed to guard against conflicts and ensure the objectivity of advice in connection with its review of the six compensation consultant conflicts of interest factors described above under “Interaction with Compensation Consultants.”

The Compensation Committee believes that advice and services unrelated to executive compensation that Aon Hewitt provided to the Company did not impact advice and services that Aon Hewitt provided to the Compensation Committee on executive compensation matters.

Competitive Comparisons

Our Executive Compensation Program is benchmarked to be competitive with our peer comparator group. On an annual basis, companies in our peer comparator group are approved by the Compensation Committee. The companies included in our peer comparator group are selected from the Aon Hewitt Total Compensation Measurement database on the basis of competition for business or talent, global and publicly-traded holding structure, level of operational complexity, similar revenue size, market capitalization, and manufacturing profile.

Based on its annual review, the Compensation Committee determined it was appropriate to remove Joy Global, FMC Technologies, Rockwell Automation, Waters Corp., and Gardner Denver due to size, industry, and/or ownership factors, effective for fiscal year 2014. Using the same evaluation criteria, the Compensation Committee also determined it was appropriate to add Kennametal Inc., ITT Corporation, Teledyne Technologies Incorporated, and Barnes Group Inc. to the comparator group for fiscal year 2014.

Compensation data from our peer comparator group identified in the table below was reviewed as part of the Compensation Committee’s process of determining target total compensation opportunities for fiscal year 2014 for each NEO. We also reference this data across each component of compensation for our NEOs, including base salary, annual short-term incentive compensation, and long-term incentive compensation. At the time the peer group was approved by the Compensation Committee, the peer group comprised companies that had revenues equal to 0.4x to 2.5x Woodward’s revenues which, based on Aon Hewitt’s recommendation, the Compensation Committee determined to be an appropriate range. Revenues served as a key evaluation criteria because we believe that it is a reasonable reflection of the scope and complexity of an organization, as well as the NEO positions being compared.

Comparator Peer Group
Actuant Corporation	Esterline Technologies Corp.	Moog Inc.
Ametek Inc.	Flowserve Corp.	Pentair Ltd.
Barnes Group Inc.	Graco Inc.	Rockwell Collins Inc.
Brady Corp.	Hubbell Inc.	Roper Industries, Inc.
Crane Co.	IDEX Corporation	Sauer-Danfoss Inc.
Curtiss-Wright Corporation	ITT Corporation	Teledyne Technologies, Inc.
Donaldson Company, Inc.	Kaman Corporation	Valmont Industries, Inc.
ESCO Technologies Inc.	Kennametal Inc.

Based on guidance from Aon Hewitt regarding best practices, the Compensation Committee also modified the way in which competitive data was used to assess the NEOs’ compensation levels. In years past, the Company used size-adjusted, or regressed, competitive data. However, effective beginning in fiscal year 2014, the Compensation Committee determined it would be more appropriate to use raw competitive data to establish the competitive market for pay levels. The Compensation Committee deemed the move to raw data to be an

Compensation Discussion and Analysis (continued)

improvement in its processes because raw data has increased transparency for the Compensation Committee and executives, and lessens potential volatility in pay levels that can be attributable to small changes in executives’ revenue responsibilities. In determining each NEO’s compensation, the Compensation Committee considers the factors described below, and continues to match to benchmark jobs on the basis of role, function responsibility and reporting relationship. Accordingly, the use of raw data for fiscal year 2014 did not materially affect the compensation opportunities for the NEOs.

Compensation Decisions Compared to Market Data

When determining total compensation opportunities for our executives, we consider many factors. These factors include: our compensation philosophy to set guiding principles and broad direction; external market data to provide a frame of reference for how typical companies in our size range set compensation opportunities as well as compensation trends; the nature and scope of the individual’s role at Woodward compared to the benchmark job; the individual’s performance, knowledge, skills, abilities, potential, and significant contributions to the Company and shareholder value; and the accumulated impact on our retention efforts over the course of the individual’s career. In making compensation decisions and determinations, the Compensation Committee, in consultation with Aon Hewitt and management, matches the NEOs with similarly positioned executives at companies in the peer comparator group. These matches facilitate pay comparisons based on functional matches, job duties, responsibilities, level of impact, and organizational level.

When analyzing market data from our peer group, Aon Hewitt presents data to the Compensation Committee at the 25th, 50th and 75th percentiles for reference points. However, we do not target any percentile or percentile range as a specific objective. Rather, our compensation decisions are based on the full consideration of all of the above mentioned elements that provide input into our deliberations and inform our decisions. As a result of evaluating compensation based on the criteria described above, such as performance, knowledge, skills, abilities, and significant contributions to the Company and shareholder value, total target compensation for our NEOs may in certain circumstances be above or below the reference points provided by Aon Hewitt, which for fiscal year 2014 was the case for our CEO (see “Special Award to CEO”, below).

Executive Compensation Mix

For our NEOs, we believe it is important to provide a significant portion of total compensation tied to incentives that can fluctuate, up or down, based on our fundamental financial and other performance to align with shareholder interests. With respect to variable compensation, the Compensation Committee balances the need to emphasize both short term (i.e., base pay and the MIP) and long term Company performance (i.e., Cash LTI, as defined and discussed below, and equity compensation), with the majority of target compensation for our NEOs attributable to long-term objectives.

In analyzing the pay mix and various elements of compensation for each NEO, the Compensation Committee annually considers the competitive data as described in “Compensation Decisions Compared to Market Data” above; internal equity (the relative compensation among the Company’s NEOs); and the other individual factors also described above, including the nature and scope of the individual’s role at Woodward, the individual’s performance, knowledge, skills, abilities, potential, and significant contributions to the Company and shareholder value.

The below charts reflect the target mix pay between fixed and variable compensation components for our NEOs during fiscal year 2014, which reflects our pay-for-performance philosophy:

CEO Target Pay Mix(1) (Base Pay, MIP, Cash LTI, Equity Compensation)	Other NEOs, Average Target Pay Mix (same)

Compensation Discussion and Analysis (continued)

ELEMENTS OF COMPENSATION

Base Salary

Base salary is a standard compensation component we must pay to remain competitive in our industry. The Compensation Committee generally sets base salary and annual adjustments at levels considered appropriate for comparable NEO positions at companies in our peer comparator group. Base salaries are reviewed by the Compensation Committee on an annual basis in the fourth quarter of the fiscal year preceding the effective date of the change. Specifically, base salaries are reviewed and approved in September for an October effective date, including in fiscal year 2014.

Base salaries for the NEOs are assessed and set using a blend of quantitative and qualitative factors. Quantitative data in our peer comparator group is considered in determining our NEOs’ base salaries, and is presented to the Compensation Committee by Aon Hewitt, as discussed in “Compensation Decisions Compared to Market Data” above. We also consider qualitative performance data and factors to determine an NEO’s base salary, including an individual NEO’s performance, experience, responsibilities, management, leadership skills, and rate of increase from existing base. For additional information, see the market data comparisons under the caption “Compensation Decisions Compared to Market Data.” Base salary is found in the Summary Compensation Table in the Salary column.

Annual Short-Term Incentive Compensation

Annual short-term incentive compensation is a key component of the total compensation package. The 2006 Plan, which was reapproved by stockholders in January 2012, permits the grant of annual bonus and cash based awards to eligible participants. These awards are provided pursuant to the MIP, which has been adopted under the authority provided in the 2006 Plan. The MIP measures our internal annual financial and operational performance against pre-determined metrics. The MIP is designed to be competitive with compensation offerings in our peer comparator group and to align compensation with financial performance drivers that are intended to benefit stockholders.

As with other components of variable compensation, quantitative data in our peer comparator group is considered in determining our NEOs’ annual short-term incentive compensation, and is presented to the Compensation Committee by Aon Hewitt as discussed in “Compensation Decisions Compared to Market Data” above. We also consider other qualitative performance data and factors as described above.

As a result of the quantitative and qualitative factors described above, the Compensation Committee determined it was appropriate to approve a five percentage point increase in MIP award opportunity for Mr. Weber, which resulted in his target bonus opportunity increasing from 70% of base salary to 75% of base salary. No changes were made to the short-term incentive award opportunities for any other NEO. For additional information, see the market data comparisons under the caption “Compensation Philosophy and Strategy — Compensation Decisions Compared to Market Data.”

Short-term incentive compensation design under the MIP for each fiscal year is reviewed during the Compensation Committee’s September meeting preceding such year, with the approval for the design and the pre-determined metrics occurring at the following meeting in November. For fiscal year 2014, the performance metrics are outlined in the table below and were designed using financial metrics as well as other performance metrics by business group.

Performance Measurement	CEO, CFO	Other NEOs
Woodward Adjusted Earnings Per Share	50%	30%
Woodward Cash Flow from Operations(1)	25%	-
Leading Performance Metrics(2)	25%	-
Business Group Earnings	-	20%
Business Group Avg. Working Capital Percent	-	20%
Leading Performance Metrics(3)	-	30%

(1)	For purposes of the performance measurement, Cash Flow from Operations is measured as a percentage of net earnings.
(2)	Leading Performance Metrics for our CEO and CFO consist of the aggregate of our business groups’ (i) Order Fulfillment On Time Delivery and (ii) Product Life Cycle performance, weighted equally.
(3)	Leading Performance Metrics for our other NEOs consist of the applicable business groups’ (i) Order Fulfillment On Time Delivery and (ii) Product Life Cycle performance, weighted equally.

All of these metrics are established at a level that focuses on key business success factors that drive performance and challenge our management to achieve higher operational performance.

For purposes of MIP awards granted to all employees, including NEOs, for fiscal year 2014, the Compensation Committee established performance targets based on adjusted earnings per share for 2014. “Adjusted EPS” means the Company’s reported diluted earnings per share, calculated without consideration to any unusual, extraordinary or non-recurring income, gains, expenses or losses totaling in excess of 3% of the Company’s net earnings for the year and that are related to or associated with any:

a)	acquisitions or divestitures

b)	reorganization or restructuring activities

c)	litigation or claim judgments or settlements

Compensation Discussion and Analysis (continued)

d)	impact of any changes to tax or other statutes, regulations or other applicable laws or accounting principles, and in each case, that were not previously contemplated

e)	foreign exchange fluctuations

f)	asset write-downs

Nonetheless, if at the end of the performance period, the Compensation Committee believes that the achievement of the metrics under the bonus plan is not reflective of the Company’s expected level of financial, operating or other performance, the Compensation Committee may in its discretion modify the amount of any bonus to be awarded under the plan. For fiscal year 2014, the above items caused no adjustments to Adjusted EPS, and therefore Adjusted EPS was equal to the Company’s earnings per share as reported in accordance with GAAP. However, during fiscal year 2014, the Company engaged in more extensive stock repurchases than anticipated at the time payout metrics under the FY 2014 MIP were established, which resulted in a positive effect to the Company’s earnings by a net amount $0.06 per share. At the recommendation of management, the Compensation Committee exercised negative discretion to exclude for purposes of the MIP payout the net benefit of $.06 per share resulting from the repurchases. The following table reflects the metrics for the Adjusted EPS and the Cash Flow from Operations (as a percent of net earnings) components of the MIP payout for our NEOs for 2014:

Metric	Threshold	Target	Maximum	Actual for FY14(1)
Adjusted Earnings Per Share	$2.03	$2.25	$3.18	$2.39
Cash Flow from Operations	148%	156%	166%	162%

(1)	The Company’s Adjusted EPS for fiscal year 2014 was $2.45; however, after applying negative discretion as described above, the Committee used an EPS value of $2.39 to determine the MIP payout.

As compared to the target Adjusted EPS of $2.25, the Adjusted EPS amount of $2.39 (with negative discretion applied) resulted in a payout of 115.1% of target for the portion of the MIP that pertains to the Adjusted EPS performance metric.

After giving effect to all performance metrics, the 2014 target and actual payout for each NEO under the MIP are detailed in the following table:

NEO	Target as a % of Base Salary	Actual Payout as % of Base Salary	Target Amount	Actual Payout
Gendron	100%	115.1%	$790,010	$907,579
Weber	75%	86.3%	$337,623	$387,833
Glass	60%	57.7%	$240,084	$230,820
Patel	60%	55.8%	$240,084	$222,619
Preiss	60%	67.4%	$207,043	$231,873

Long-Term Management Incentive Compensation

The LTI Plan is a key component of the total compensation package. The 2006 Plan, which was reapproved by stockholders in January 2012 for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards. These awards are provided pursuant to the LTI Plan, which has been adopted under the authority provided in the 2006 Plan.

We generally issue two forms of awards under the LTI Plan – stock options and cash. These awards are intended to offer competitive incentive opportunities to our executives and to align their interests with increasing stockholder value. The aggregate value of these awards equal the sum of the total value of the options (as determined using the Black-Scholes methodology) plus the target cash payout, and represents the total long-term incentive compensation for each NEO. As with short-term incentive compensation, quantitative data in our peer comparator group is considered in determining our NEOs’ long-term incentive compensation, and is presented to the Compensation Committee by Aon Hewitt as discussed in “Compensation Decisions Compared to Market Data” above. We also consider other qualitative performance data and factors, including an individual NEO’s performance, knowledge, skills, abilities, and significant contributions to the Company and shareholder value when establishing an award opportunity. For additional information, see the market data comparisons under the caption “Compensation Philosophy and Strategy — Compensation Decisions Compared to Market Data.”

At its regularly scheduled September meeting, the Compensation Committee approves a target opportunity for the stock option awards. The target value of each of the stock option awards is approved individually at this meeting. One day before the effective grant date of the award (such effective grant date being the first business day of the fiscal year), the Compensation Committee meets to establish the specific number of individual and aggregate awards based on the target value and using a Black-Scholes value calculated using the closing price on NASDAQ of the Company’s stock on the day prior to such approval meeting. The exercise price of the stock option awards is also determined on the effective grant date, and is not less than (and is typically equal to) the closing price as quoted on The NASDAQ Global Select Market on that day.

Compensation Discussion and Analysis (continued)

With respect to the Cash LTI, the Compensation Committee generally establishes a three-year performance period and compares the Company’s performance to that of the companies comprising the S&P Mid Cap 400 Index. The Compensation Committee establishes the Cash LTI awards metrics for a three-year performance cycle in the fourth quarter of the fiscal year preceding the first year of the performance cycle. For each NEO, the Compensation Committee also establishes a target Cash LTI, which is a percentage of the NEO’s base salary at the beginning of the three-year performance cycle. The 2014-2016 performance period cycle was established in September 2013. The performance metrics for purposes of the Cash LTI for the multi-year plans were determined by the Compensation Committee to be:

—	Return on Capital (50% weight)

—	Net Earnings per Share (EPS) growth (50% weight)

The performance metrics were selected because they are a key measure to the success of Woodward’s business and aligned with shareholder value creation. Because the metrics are equally important to Woodward, the performance metrics are weighted equally.

For the purposes of measuring relative performance, “return on capital” is defined as net income, adjusted for accounting changes and after-tax interest expense, divided by the sum of total debt, stockholder’s equity, and any non-controlling interest. EPS for this purpose is measured as net income, adjusted for accounting changes, if any, divided by fully diluted common shares outstanding. EPS during the performance cycle is compared to a baseline EPS to calculate the growth in diluted EPS during such cycle. There are currently three relevant cycles: 2012-2014 (basis is EPS for year ended 2011 of $1.89), 2013-2015 (basis is EPS for year ended 2012 of $2.01), and 2014-2016 (basis is EPS for year ended 2013 of $2.10).

For purposes of developing the performance metrics for determining the payout under the Cash LTI, the Compensation Committee has approved a relative measure methodology that compares our performance to the companies in the S&P Mid Cap 400 Index, an external index. We believe that, for the Cash LTI, the S&P Mid Cap 400 Index relative measure methodology is an appropriate comparison of our performance against a larger and broader population of companies, which is representative of investment options available to the market. The Cash LTI performance metrics and corresponding payouts are based on our ranking within the S&P Mid Cap 400 for all performance cycles that are currently outstanding, and are as follows:

Performance	Payout
At 50th percentile	50% of target
At 60th percentile	100% of target
At 75th percentile	200% of target

The above payout formula applies to each measure weighted equally. If performance is below the 50th percentile, no award will be earned or paid as it relates to that measure. Award amounts are interpolated for performance results between the above percentiles. Performance at the 60th percentile is necessary to earn a payout of 100% of target as it relates to that measure. We believe having a target payout at the 60th percentile sets a higher standard and is consistent with plan designs of other high performing companies in our peer group. The maximum award that can be earned for performance at or above the 75th percentile is 200% of target as it relates to that measure.

The reward targets established for each NEO were articulated as a percentage of base salary. These targets reflect the Compensation Committee’s desire to establish a meaningful incentive linked to longer term financial performance of the Company that fits within our overall compensation philosophy and strategy.

For the 2012-2014 Cash LTI cycle, targets and actual payouts are detailed in the following table:

NEO	Target Cash LTI Award as % of 2012 Base Salary	Actual Award as % of 2012 Base Salary	Target Amount	Actual Award
Gendron	50%	51%	$380,000	$386,841
Weber	40%	41%	$166,000	$168,987
Glass	35%	36%	$133,000	$135,393
Patel(1)	35%	36%	$122,500	$124,704
Preiss	35%	36%	$105,000	$106,890

Payouts for the 2012-2014 cycle were based on the following performance levels:

Metric	Performance	Payout
Return on Capital	67th Percentile	148.7%
Growth in Earnings per Share	51st Percentile	55%

Compensation Discussion and Analysis (continued)

These performance levels resulted in awards that aggregate to 101.8% of target for each NEO for the 2012-2014 cycle. The amounts paid under the Cash LTI ending in fiscal year 2014 can be found above and in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

Special Award to CEO

For fiscal year 2014, the Compensation Committee of the Company also granted a special award of 24,361 shares of restricted stock to Mr. Gendron under the 2006 Plan, effective October 1, 2013. Mr. Gendron’s total compensation in recent years had dropped below the 50th percentile of the Company’s peer comparator group, even as Woodward has outperformed these peers. The Compensation Committee concluded that this award would align Mr. Gendron’s interests with the long-term interests of the Company’s stockholders, while also increasing his total compensation to a level consistent with the competitive market and above the 50th percentile of the Company’s peer comparator group. Subject to Mr. Gendron’s continued employment by the Company (or termination due to death or disability), these shares of restricted stock will vest 100% following the end of the Company’s fiscal year 2017 if a cumulative EPS target (subject to any adjustment based on change in capitalization of the Company or change in law or regulation) is met or exceeded for fiscal years 2014 through 2017. The Compensation Committee believes that these goals, if achieved, would result in a significant increase in shareholder value. If the cumulative EPS target is not met, all shares of restricted stock will be forfeited by Mr. Gendron. The performance target for Mr. Gendron was established at a level that compensates the achievement of significant increases in the Company’s EPS performance. The form of Restricted Stock Agreement under the 2006 Plan pursuant to which this award was made is filed with the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, as Exhibit 10.14.

Other Compensation Programs

The NEOs are eligible to participate in the same health, welfare, and retirement benefits as all of our U.S. employee membership. These benefits include a group health insurance program; life insurance, inclusive of employee life, additional buy-up employee life, optional spouse life, and optional child life; Accidental Death & Dismemberment insurance; Long-Term Disability; Woodward Retirement Savings Plan, inclusive of employee contributions and Company contributions (100% match on the first 3% of employee contributions, 50% on the next 3% of employee contributions, maxing at 4.5%); Woodward Stock Plan (Company contribution of 5% of base wages); Retirement Income Plan (Company contribution of 1.5% of eligible wages, and 0.1% for each year of additional service). The Retirement Income Plan was closed to new participants as of September 30, 2003, with prior participants grandfathered.

All plans are subject to applicable limitations set by the Internal Revenue Service (“IRS”). Supplemental contributions to the Executive Benefit Plan (“EBP”) described below are made for the Retirement Savings Plan, the Woodward Stock Plan, and the grandfathered Retirement Income Plan and are solely to restore for IRS limitations.

Our NEOs are also eligible to participate in a deferred compensation plan, the EBP. This plan is also available to other key members of management and to members of the Board. Employee participants are able to defer up to 50% of base salary, and up to 100% of any incentive payments.

The benefits described in this section are paid to remain competitive in the marketplace. Amounts relating to certain of these benefits may be found in the “All Other Compensation” column of the Summary Compensation Table.

Post-Employment Compensation and Employment Contracts

The Company’s NEOs are not employed under general employment contracts and are employees at will.

We have entered into change in control agreements with each of the NEOs in order to ensure actions and behaviors that are aligned with, and in the best interests of, our stockholders in the event of a change of control transaction, to retain these executives through a change of control transaction and to enable them to remain focused on running the business to ensure a smooth transition. The change in control benefits are designed to preserve productivity, avoid disruption, and prevent attrition in the event we are involved in a change in control transaction.

Severance benefits are intended to ease the consequences of an unexpected termination of employment. These benefits are also designed to prevent our senior executives from seeking employment with our competitors after termination or soliciting our employees or customers during a period after termination of employment. The change in control severance program also motivates executives to pursue transactions that are in our stockholders’ best interests notwithstanding the potential negative impact of the transaction on their future employment. While cognizant of their terms, the Compensation Committee does not view the change in control agreements as an element of current compensation, and such arrangements do not necessarily affect the Compensation Committee’s annual compensation decisions.

For a further description of the change in control agreements, see the information under the caption “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control and Restrictive Covenant Agreements Post-Employment Provisions.”

Compensation Discussion and Analysis (continued)

Impact of Accounting and Tax Issues on Executive Compensation

In setting each individual executive’s compensation levels, we do not explicitly consider accounting and tax issues. We do, however, analyze the overall expense arising from aggregate executive compensation levels and awards and the components of our pay programs.

As one of the factors in our evaluation of compensation matters, we also consider the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our CEO and each of the next three most highly compensated executive officers other than the CFO. Certain performance-based compensation approved by stockholders is not subject to the deduction limit. The 2006 Plan was reapproved by stockholder vote in January 2012 for purposes of Section 162(m) of the Code. As a result, stock option and cash-based performance awards under this plan may qualify for performance-based deductions and may not be subject to the deductibility limit imposed by Section 162(m) of the Code. To maintain flexibility in compensating our key executives, it is not a stated policy that all compensation must be deductible. The Company and the Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with our other compensation goals.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for non-employee directors and executives to align their interests and objectives with those of our stockholders. Non-employee directors are committed to minimum ownership of our common stock of a value equal to 5 times the annual base retainer paid at the date of election to the Board. The Chief Executive Officer is committed to minimum ownership value in an amount equal to 5 times his annual base salary, and the other NEOs are committed to a minimum ownership value equal to 3 times their respective annual base salaries. Accumulation of the amount of stock required under the ownership guidelines is expected within 60 months of the date of such person’s appointment or election. Shares held as owner of record or in brokerage account in the Woodward Retirement Savings Plan and unfunded deferred amounts denominated in Woodward Stock, all qualify towards the ownership guidelines. Unexercised “in-the-money” stock options will also qualify towards up to a maximum of 50% of the ownership requirements. The Compensation Committee may in its discretion relieve any person of such obligations on a case-by-case basis, taking into consideration special circumstances such as retirement or health of the individual.

Pledges

Under our written policies, no directors or employees of the Company are permitted to purchase our stock on margin or to short sell, buy or sell puts or calls. In addition, effective November 2014, the Board of Directors amended our policy to provide that, following the effective date of the amendment, no directors or employees of the Company are permitted to pledge Woodward stock under any circumstances. Existing pledges previously allowed under our policies and disclosed in this proxy statement are permitted to remain in effect until they terminate or expire, but no new pledging arrangements will be permitted.

Clawback Policy

Our CEO and CFO are currently subject to statutory clawback requirements under the Sarbanes Oxley Act of 2002. The Board continues to monitor developments under the Dodd Frank Wall Street Reform and Consumer Protection Act and intends to adopt a clawback policy that satisfies the requirements of that act and the SEC’s rules thereunder once such rules have been adopted.

Compensation Committee Report on Compensation Discussion and Analysis

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, or the Exchange Act, that might incorporate this Proxy Statement, in whole or in part, the following Woodward, Inc. Compensation Committee Report on Compensation Discussion and Analysis shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any such previous or future filings.

The Compensation Committee is charged with certain responsibilities relating to compensation of the Company’s executive officers. The Compensation Committee evaluates and approves all compensation of executive officers, including base salaries, short-term and long-term incentive compensation, and any perquisite programs of the Company. Compensation Committee determinations are presented to the Board.

The Compensation Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Compensation Committee Report portions of the proxy statement, as described in the Compensation Committee’s charter.

The Compensation Discussion and Analysis has been prepared by management of the Company. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation. The Compensation Discussion and Analysis is not a report or disclosure of the Compensation Committee.

The Compensation Committee met with management of the Company and the Compensation Committee’s outside consultant to review and discuss the Compensation Discussion and Analysis.

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement and the 2014 Annual Report on Form 10-K with the management of the Company. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s 2014 Annual Report on Form 10-K, and the Board approved that recommendation.

Compensation Committee:	Mary L. Petrovich, Chairperson
John D. Cohn
Paul Donovan
James R. Rulseh

Executive Compensation

Summary Compensation Table

The following tables set forth compensation information for the NEOs for services rendered in all capacities to the Company and its subsidiaries in fiscal year 2014.

Name and Principal Position	Fiscal Year	Salary($)	Stock Awards ($)(1)		Option Awards(2)($)	Non-Equity Incentive Plan Compensation (3)($)	All Other Compensation (4)($)	Total ($)
Thomas A. Gendron	2014	788,856	(4)$	960,554	2,830,747	907,579 (MIP)	92,256	5,966,833
						386,841 (Cash LTI)
Chief Executive Officer and President	2013	760,000			2,216,713	809,400 (MIP )	91,425	4,292,987
						415,449 (Cash LTI)
	2012	757,693			1,880,702	439,462 (MIP )	106,361	3,639,567
						455,349 (Cash LTI)
Robert F. Weber, Jr.	2014	449,466			443,998	387,833 (MIP )	40,314	1,490,598
						168,987 (Cash LTI)
Vice Chairman, Chief Financial Officer and Treasurer	2013	431,361			478,115	321,580 (MIP )	39,197	1,448,303
						178,050 (Cash LTI)
	2012	413,462			382,018	167,865 (MIP )	42,057	1,192,746
						187,344 (Cash LTI)
Martin V. Glass	2014	399,750			301,860	230,820 (MIP )	52,798	1,120,621
						135,393 (Cash LTI)
President, Airframe Systems	2013	389,611			338,406	112,453 (MIP )	51,454	1,033,176
						141,252 (Cash LTI)
	2012	379,423			575,965	72,075 (MIP )	51,955	1,227,633
						148,215 (Cash LTI)
Sagar A. Patel	2014	398,831			329,702	222,619 (MIP )	30,561	1,106,417
						124,704 (Cash LTI)
President, Aircraft Turbine Systems	2013	365,481			364,795	249,507 (MIP )	36,469	1,113,190
						96,938 (Cash LTI)
	2012	350,000			287,983	142,800 (MIP )	20,567	854,474
						53,124 (Cash LTI)
Chad R. Preiss	2014	344,204			306,256	231,873 (MIP )	41,050	1,030,273
President, Engine Systems						106,890 (Cash LTI)
	2013	321,634			335,301	155,967 (MIP )	38,279	969,585
						118,404 (Cash LTI)

Note:	The Change in Pension Value and Non-Qualified Deferred Compensation Earnings columns have been omitted from this table because they are not applicable.

(1)	The amount reported in this column represents 24,361 shares of restricted stock that will vest 100% following the end of the Company’s fiscal year 2017 if specified cumulative earnings per shares (“EPS”) target is met or exceeded for fiscal years 2014 through 2017. If this target is not met, all shares will be forfeited. If shares vest, accumulated dividends will be paid in cash. The terms of the restricted stock agreement were finalized on November 20, 2013. In accordance with ASC 718 the value of the award is $39.43 per share, the closing price of Woodward common stock on that date as quoted on NASDAQ. For more information see Grants of Plan-Based Awards for fiscal Year 2014 at Fiscal Year End table.

(2)	The amounts reported in the “Option Awards” column above represent the grant date fair value of the option awards granted in accordance with ASC 718. Assumptions used in calculating these amounts are included in Note 18 of Woodward’s financial statements in its Annual Report on Form 10-K for the fiscal year ended September 30, 2014, filed with the SEC on November 12, 2014.

(3)	The first line item of each row in this column represents payouts for performance under the MIP in the applicable fiscal year. The second line item of each row in this column represents payouts under the Cash LTI. See “Compensation Discussion and Analysis” for a discussion of how amounts were determined.

(4)	The amounts reported include the following:

—	The Retirement Savings Plan, which consists of a 401(k) component, a Woodward common stock component, and a Retirement Income Plan component (which was closed to new entrants hired after 2003). (It is noted that Woodward common stock component and Retirement Incentive Plan contributions were inadvertently excluded from this table in previous years. Updates have been applied to the “All Other Compensation” column.)

—	Credit to the EBP for contributions to which the executive would have been entitled if the benefit had been calculated without regard to the limit under the Internal Revenue Code on total contributions, benefit eligible compensation, and/or salary deferrals.

Table to footnote (4) above Description	Thomas A. Gendron	Robert F. Weber, Jr.	Martin V. Glass	Sagar A. Patel	Chad R. Preiss
Retirement Savings Plan	$30,825	$23,100	$34,395	$20,541	$32,107
Executive Benefit Plan credit	$61,431	$17,214	$18,403	$10,020	$8,943
Total	$92,256	$40,314	$52,798	$30,561	$41,050

Executive Compensation (continued)

Grants of Plan-Based Awards for Fiscal Year 2014 at Fiscal Year End (September 30, 2014)

The following table provides additional information with respect to stock-based awards granted in fiscal year 2014, the value of which was provided in the Option Awards column of the Summary Compensation Table, and the potential range of payouts associated with the MIP for fiscal year 2014:

Name	Grant Date	Grant Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards Number of Securities Underlying Options (shares)	Exercise or Base Price of Option Awards ($/share	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)(1)	Target ($)	Maximum ($)	Threshold (shares)	Target (shares)	Maximum (shares)
Thomas A Gendron			Cash LTI$190,000	$380,000	$ 760,000
			MIP(2) $0	$790,010	$1,580,020
	10/1/2013	9/30/2013							157,700	$40.99	$2,830,747
	10/1/2013	9/30/2013					24,361				(4)$960,554
Robert F Weber, Jr.			Cash LTI$83,000	$166,000	$ 332,000
			MIP(2) $0	$337,623	$ 675,246
	10/1/2013	9/30/2013							30,300	$40.99	$443,998
Martin V. Glass			Cash LTI$66,500	$133,000	$ 266,000
			MIP(2) $0	$240,084	$ 480,168
	10/1/2013	9/30/2013							20,600	$40.99	$301,860
Sagar A. Patel			Cash LTI$61,250	$122,500	$ 245,000
			MIP(2) $0	$240,084	$ 480,168
	10/1/2013	9/30/2013							22,500	$40.99	$329,702
Chad R. Preiss			Cash LTI$52,500	$105,000	$ 210,000
			MIP(2) $0	$207,043	$ 414,086
	10/1/2013	9/30/2013							20,900	$40.99	$306,256

(1)	“Threshold” for this purpose means the minimum amount payable for threshold performance under the Cash LTI and the MIP.

(2)	The MIP payment amounts are earned based on the achievement of the established financial performance objectives of the Plan on a sliding scale of 0% to 200% of the target amount established. These amounts are based on the individual’s position and a percentage of the individual’s base salary for the fiscal year preceding the year for which the MIP bonus is payable. See “Compensation Discussion and Analysis” and “Narrative Disclosure to Summary Compensation Table” and “Grants of Plan Based Awards Table” for information regarding the description of performance-based conditions.

(3)	The amounts reported in this column represent the grant date fair value of the option awards in accordance with ASC 718. Assumptions used in calculating these amounts are included in Note 18 of Woodward’s financial statements in its Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed with the SEC on November 12, 2014. For such purposes, Mr. Gendron’s options are valued at $17.95 per share. All other NEOs’ options are valued at $14.653 per share.

(4)	The amount reported in this column represents the fair value of the restricted stock grant as of the grant date in accordance with the Financial Accounting Standard Board Accounting Standards Codification (ASC 718). The shares will vest 100% following the end of the Company’s fiscal year 2017 if specified cumulative EPS target is met or exceeded for fiscal years 2014 through 2017. If the target is not met all shares will forfeit.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Stock option awards under the 2006 Plan consist of non-qualified options issued for a 10-year term. Options granted to officers and directors vest over four years at the rate of 25% per year. The exercise or base price represents the Woodward closing price as reported on NASDAQ on the date of the award. If employment is terminated (other than for reasons as described below), the options granted will be cancelled unless exercised within three months following the date of termination or the term of the option whichever is earlier. If the termination is due to retirement, all outstanding options vest and must be exercised within three years from the date of retirement or the term of the option, whichever is earlier. Effective for stock option awards granted on or after October 1, 2013, upon a termination of employment due to retirement, options will not accelerate and will continue to vest and be exercisable in accordance with the schedule established at the grant date. For the foregoing purposes, our directors are eligible for retirement upon attaining age 55, and the NEOs are eligible for retirement upon attaining age 55 with at least ten years of service with us or age 65 with no minimum years of service. Dividends are not paid on unexercised stock option awards.

The MIP and the Cash LTI are presented in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table because each is a cash-based performance award. The actual amounts of the awards under the MIP and the Cash LTI listed in the Non-Equity Incentive Plan Compensation column were paid in November 2014. The awards under both plans as set forth in the Grants of Plan-Based Awards Table are based on Threshold/Target/Maximum percentages applied to base wages as of the beginning of the fiscal year. If employment is terminated, the employee must have had full-time employee status at the end of the fiscal year, in the case of the MIP, or at the end of the last fiscal year of the multi-year period, in the case of the Cash LTI, to receive a payout under both plans. If the termination is due to retirement, the payout under both plans will be prorated. In either event, the payout under both plans will be based on actual goal performance. Please see “Compensation Discussion and Analysis” for additional information relating to these provisions, including performance criteria relating to these plans.

Executive Compensation (continued)

Outstanding Equity Awards at Fiscal Year End (September 30, 2014)

The following table provides information regarding the outstanding equity awards held by each of the NEOs as of September 30, 2014:

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options — Exercisable	Number of Securities Underlying Unexercised Options — Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas A. Gendron	120,000	—	13.50	11/23/2015
	174,000	—	18.49	11/15/2016
	90,000	—	32.73	11/16/2017
	62,000	—	18.67	11/24/2018
	125,000	—	23.18	10/1/2019
	116,250	38,750	32.04	10/1/2020
	80,000	80,000	25.57	10/3/2021
	35,700	107,100	33.64	10/1/2022
	—	157,700	40.99	10/1/2023
					24,361	1,160,071
Robert F. Weber, Jr.	77,500	—	14.14	8/23/2015
	30,000	—	18.49	11/15/2016
	26,000	—	32.73	11/16/2017
	14,500	—	18.67	11/24/2018
	30,000	—	23.18	10/1/2019
	26,250	8,750	32.04	10/1/2020
	16,250	16,250	25.57	10/3/2021
	7,700	23,100	33.64	10/1/2022
	—	30,300	40.99	10/1/2023
Martin V. Glass	43,500	—	13.50	11/23/2015
	29,000	—	18.49	11/15/2016
	26,000	—	32.73	11/16/2017
	14,000	—	18.67	11/24/2018
	28,000	—	23.18	10/1/2019
	20,625	6,875	32.04	10/1/2020
	24,500	24,500	25.57	10/3/2021
	5,450	16,350	33.64	10/1/2022
	—	20,600	40.99	10/1/2023
Sagar A. Patel	18,750	6,250	33.12	6/27/2021
	12,250	12,250	25.57	10/3/2021
	5,875	17,625	33.64	10/1/2022
	—	22,500	40.99	10/1/2023
Chad R. Preiss	16,000	—	11.91	11/24/2014
	43,500	—	13.50	11/23/2015
	29,000	—	18.49	11/15/2016
	10,400	—	32.73	11/16/2017
	14,000	—	18.67	11/24/2018
	28,000	—	23.18	10/1/2019
	18,750	6,250	32.04	10/1/2020
	11,500	11,500	25.57	10/3/2021
	5,400	16,200	33.64	10/1/2022
	—	20,900	40.99	10/1/2023

(1)	Options granted to officers and directors vest over four years at a rate of 25% per year

(2)	Shares of restricted stock, which were granted only to Mr. Gendron, will vest 100% following the end of the Company’s fiscal year 2017 if specific cumulative earnings per share (“EPS”) target is met or exceeded for fiscal years 2014 through 2017. If this EPS target is not met or if Mr. Gendron terminates employment during this period, for a reason other than disability or death, all restricted stock will be forfeited. The value represents Woodward common stock closing price on the last day of the fiscal year as quoted on NASDAQ.

Executive Compensation (continued)

Option Exercises and Stock Vested Table

The following table provides the amounts received (net of the exercise price) upon the exercise of options or similar instruments or the vesting of stock or similar instruments during fiscal year 2014:

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise($)
Thomas A. Gendron	120,000	3,738,606
Robert F. Weber, Jr.	0	0
Martin V. Glass	48,000	1,956,077
Sagar A. Patel	0	0
Chad R. Preiss	32,000	987,783

Nonqualified Deferred Compensation Table at Fiscal Year End (September 30, 2014)

The following table discloses contributions, earnings and balances under the EBP, the Company’s nonqualified deferred compensation plan, for each NEO, during fiscal year 2014:

Name	Executive Contributions in Fiscal 2014(1)	Company Contributions in Fiscal 2014(2)	Aggregate Earnings in Fiscal 2014	Aggregate Withdrawals/ Distributions in Fiscal 2014	Aggregate Balance at September 30, 2014(3)
Thomas A Gendron	$0	$61,431	$557,056	$0	$3,842,021
Robert F Weber, Jr.	$144,872	$17,214	$189,854	$0	$1,678,418
Martin V. Glass	$0	$18,403	$103,268	$0	$962,459
Sagar A. Patel	$0	$10,020	$332	$0	$10,352
Chad R. Preiss	$0	$8,943	$26,551	$8,125	$178,531

(1)	These amounts are included in amounts reported in the Salary column of the Summary Compensation Table.

(2)	These amounts are included in amounts reported in the All Other Compensation column of the Summary Compensation Table.

(3)	A portion of the amounts shown in this column previously reported in the Summary Compensation Table is as follows: Mr. Gendron, $411,452; Mr. Weber, $371,388; Mr. Glass, $75,790; Mr. Preiss, $6,789.

Narrative Disclosure of Nonqualified Deferred Compensation Table

The EBP is a non-qualified, unfunded deferred compensation plan that is designed to allow for supplemental retirement savings above the limits imposed by the IRS. If deferrals are above the Code limits on eligible compensation, then the account is credited by the Company with a percentage “match” contribution equivalent to that available under our Woodward Retirement Savings Plan. All contributions are made on a tax-deferred basis. Eligible participants are selected to participate based on criteria that includes job grade, salary level and significant accountability to produce or contribute to key business results. Effective beginning fiscal year 2014, our directors are also eligible to participate in the EBP. See “Board Meetings and Committees — Director Compensation.” Amounts deferred into the EBP are indexed to the same investment alternatives available to all eligible participants under the Retirement Savings Plan. Investment into Woodward common stock is permitted. Eligible employee participants may defer up to 50% of base salary for a plan year and up to 100% of cash incentive compensation. All elections must be made in advance of the plan year. At the time of the deferral election, the participant must designate the time and form of distribution. Distributions may be elected upon retirement or termination of employment. Distributions may also be elected for future dates during employment; however, any future date selected must be at least five plan years after the plan year in which the deferral is credited to the account. Distributions may be modified if executed a year before the originally scheduled distribution date. Distributions from the plan are made in cash; however, any payment made that is attributable to the portion of the participant’s account deemed invested in Company stock is made in whole shares of Company stock with fractional shares paid in cash. Amounts included in the EBP are 100% vested at all times.

Potential Payments Upon Termination or Change in Control

This section explains the payments and benefits to which the NEOs would be entitled in various termination of employment scenarios. These are hypothetical situations only, as we currently employ all of the NEOs. For purposes of this explanation and these scenarios, we have assumed that termination of employment and change-in-control occurred on September 30, 2014, the last business day of our 2014 fiscal year.

Executive Compensation (continued)

The intent of this section is to isolate those payments and benefits for which the amount, vesting, or time of payment is altered by the termination of employment in the described circumstances. This section does not cover all amounts the NEOs would receive following termination. Specifically they are entitled to COBRA, life insurance conversion, and payouts from their Retirement Savings Plan; however, all employees are entitled to these benefits.

The age and years of service of the NEOs as of September 30, 2014 were as follows:

Name	Age	Years of Service
Mr. Gendron	53	23
Mr. Weber	60	9
Mr. Glass	57	36
Mr. Patel	48	3
Mr. Preiss	49	26

Termination

The post-termination benefits that apply in a voluntary or involuntary termination situation (other than death, disability, or a change of control termination as described below) are as follows (for this purpose, the termination date is the last day of the fiscal year):

—	The right to receive bonus payouts under the Cash LTI compensation program (see Summary Compensation Table).

—	Mr. Glass is retirement eligible and would be entitled to a pro rata payout for each open Cash LTI cycle based on company performance.

—	Non-qualified stock option awards granted prior to October 1, 2014 accelerate at retirement (upon attaining 55 years of age with at least ten years of service or age 65 with no minimum service requirement). Mr. Glass is retirement eligible and the amount reflected in this column represents the value (net of the exercise price) of the shares that vested, due to this provision, which is assumed to be the market price as of the last day of fiscal year 2014.

Termination(1)	Mr. Gendron	Mr. Weber	Mr. Glass	Mr. Patel	Mr. Preiss

Cash LTI Award(2)	$0	$0	$137,681	$0	$0

Non-Qualified Stock Option	$0	$0	$1,012,489	$0	$0

Restricted Stock Award	$0	$0	$0	$0	$0

(1)	If the NEO was involuntarily terminated for deliberate and serious disloyal or dishonest conduct, he would not be eligible for the benefits described above and his stock options would be cancelled.

(2)	Open LTI cycles include 2013-2015 and 2014-2016.

Death

If a NEO dies while employed, the post-termination benefit consists of (for this purpose the date of death is assumed to be the last day of fiscal year 2014):

—	Bonus payouts from the Cash LTI compensation program to beneficiaries; and

—	Acceleration of vesting of non-qualified stock option awards (the value in this column represents the shares that vested due to this provision, with a market price as of the last day of fiscal year 2014).

Death	Mr. Gendron		Mr. Weber	Mr. Glass	Mr. Patel	Mr. Preiss
Cash LTI Award(1)	$385,002		$175,226	$137,681	$132,107	$222,398
Non-Qualified Stock Option	$4,910,534		$1,018,465	$1,012,489	$756,310	$715,993
Restricted Stock Award	$1,167,866	(2)	$0	$0	$0	$110,250

(1)	The estimated amounts included above for open Cash LTI cycles are based on the Company attaining target level of performance and include open LTI cycles 2013-2015 and 2014-2016.

(2)	Per the Restricted Stock Agreement between the Company and Mr. Gendron, cash dividends are sequestered by the Company and would become payable if and when the shares become vested. This amount includes $7,795 of dividends sequestered and accrued in fiscal year 2014.

Executive Compensation (continued)

Disability

If a NEO becomes totally and permanently disabled while employed (the date of disability is assumed to be the last day of the fiscal year), the post termination benefits consist of:

—	A monthly payment under the Woodward, Inc. Long-Term Disability plan available to all employees;

—	Bonus payouts from the Cash LTI compensation program; and

—	Acceleration of vesting of non-qualified stock option awards (the value in this column represents the shares that vested due to this provision, with a market price as of the last day of fiscal year 2014).

Disability	Mr. Gendron		Mr. Weber	Mr. Glass	Mr. Patel	Mr. Preiss
Cash LTI Award(1)	$385,002		$175,226	$137,681	$132,107	$222,398
Non-Qualified Stock Option	$4,910,534		$1,018,465	$1,012,489	$756,310	$715,993
Restricted Stock Award	$1,167,866	(2)	$0	$0	$0	$0

(1)	The estimated amounts included above for open Cash LTI cycles are based on the Company attaining target level of performance and include open LTI cycles 2013-2015 and 2014-2016.

(2)	Per the Restricted Stock Agreement between the Company and Mr. Gendron cash dividends are sequestered by the Company and due when the shares become vested. This amount includes $7,795 dividends sequestered and accrued in fiscal year 2014.

Change in Control and Restrictive Covenant Agreements Post-Employment Provisions

We have entered into transitional compensation agreements with certain of our officers, including all of our NEOs, which become operative only in the event of a qualifying termination following a Change of Control or other specified event.

For purposes of these agreements, a Change in Control occurs if:

—	any person, entity, or group (with certain exceptions) becomes the beneficial owner of 30% or more of the combined voting power of the then-outstanding shares of Woodward common stock;

—	there is a change in a majority of the Board during any consecutive 12-month period, other than by election or nomination by a vote of two-thirds of the Board members as of the beginning of the period (such individuals or any such new directors, the “Incumbent Board”);

—	Woodward’s stockholders approve a merger, consolidation, sale of assets, or share exchange, and in any such case, which is consummated and results in Woodward’s stockholders owning less than 51% of the combined voting power of the surviving corporation following the transaction; or

—	During any consecutive 12 month period, Woodward sells or disposes of at least 40% of the total gross fair market value of the Company’s assets in one or more transactions, unless after such transaction(s): (i) the Company’s shareholders continue to hold 51% of voting power of the Company following the transaction, and (ii) at least a majority of the members of the Board following the transaction(s) were members of the Incumbent Board prior to the transaction(s).

If, following a Change in Control (but prior to the second anniversary of the occurrence thereof), the executive’s employment is terminated by Woodward (other than for cause or due to death or disability), or the executive terminates with good reason (as defined in the agreement),

—	the executive would receive an amount (payable in a lump sum) equal to: (1) the executive’s unpaid base salary, accrued vacation pay, unreimbursed business expenses, and any other accrued obligations owed by the Company to the executive; (2) a payment equal to the Company’s cost to provide the executive with two years continued health and welfare benefit coverage under Company-provided plans; (3) a payment equal to two years of contributions the Company would have made on behalf of the executive to its tax-qualified defined contribution retirement plan(s); (4) a payment, pro-rated based on relevant service, of the greater of the then-current year’s annual incentive award target or actual amount earned based on annualized year-to-date performance; (5) a payment, pro-rated based on relevant service, of the greater of target or the actual amount earned based on annualized year-to-date performance of all outstanding Cash LTI performance cycles; and (6) 100% (200% in the case of our CFO) of the sum of the executive’s annual base salary and target annual incentive; and

—	in consideration for the executive to enter into restrictive covenants in the event of a qualifying termination following a Change of Control covering: Noncompetition, Confidentiality, Nonsolicitation, Cooperation, and Nondisparagement, the executive would receive an incremental amount (payable in a lump sum) equal to 100% of the sum of the executive’s annual base salary and target annual incentive.

In addition, all unvested stock option awards would be accelerated and become immediately exercisable.

Executive Compensation (continued)

The following table describes the payments and benefits that are triggered by the occurrence of a Change in Control and the termination of employment following a Change in Control. Although the executives would have three months from such a termination to exercise their options, for purposes of this table, we have assumed the exercise of stock options on September 30, 2014, the last business day of fiscal year 2014, at the closing price on that day of $47.62 per share.

Change in Control	Mr. Gendron	Mr. Weber	Mr. Glass	Mr. Patel	Mr. Preiss
200% of Base Salary(1)	$1,580,020	$1,350,492	$800,280	$800,280	$690,144
200% of Annual Target Bonus(1)	$1,577,712	$1,011,299	$479,700	$478,597	$413,045
Pro Rata Bonus	$907,579	$387,833	$239,850	$239,299	$231,873
Stock Options	$4,910,534	$1,018,465	$1,012,489	$756,310	$715,993
Restricted Stock Award (2)	$1,167,866	$0	$0	$0	$0
Cash LTI(3)	$380,000	$170,537	$135,332	$126,257	$110,250
200% of Retirement Savings Plan and Executive Benefit Plan Registrant Contributions in Most Recent Plan Year	$189,602	$85,531	$107,238	$76,027	$84,888
Benefits: Health, Life, Disability for Two Years(4)	$23,664	$23,664	$23,664	$23,664	$23,664
Total	$10,736,977	$4,047,821	$2,798,553	$2,500,434	$2,269,857

(1)	300% for Mr. Weber

(2)	Includes $7,796 of sequestered and accrued dividends that vest along with the underlying shares of restricted stock.

(3)	The Cash LTI amounts reflected in the above table do not include payments for the completed 3-year cycle ended fiscal year 2014, which were otherwise earned as of September 30, 2014.

(4)	Mr. Weber would receive continued coverage for 24 months under Woodward’s health insurance plan in lieu of receiving a cash payment.

If the payments described above would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company would not provide reimbursement to the executive for any excise taxes imposed. An executive may ask the Company to reduce certain payments such that the overall value of payments subject to 280G falls below the “safe harbor” threshold where no excise tax obligation would result.

Equity Compensation Plan Information

The below table describes the total number of stock options that were awarded under the 2006 Plan and remain outstanding, as well as the number of shares of Woodward securities remaining available for future grants, and in each case, as of September 30, 2014.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	2,821,634	$24.07	2,455,047
Equity compensation plans not approved by security holders	0	$0	0
Total	2,821,634	$24.07	2,455,047

Audit Committee Report to Stockholders

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Exchange Act that might incorporate this Proxy Statement in whole or in part, the information set forth above under “Board Meetings and Committees — Audit Committee,” relating to the charter of the Audit Committee and the independence of the Audit Committee members, and the following report shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any such previous or future filings.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process and compliance with the Sarbanes-Oxley Act on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including maintaining an effective system of internal control over the Company’s financial reporting.

Based on the review and discussions referred to in this report, we recommended to the Board that the consolidated balance sheets of the Company at September 30, 2014 and 2013, and the related statements of consolidated earnings, stockholders’ equity, and cash flows of the Company for the three years ended September 30, 2014, be included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended September 30, 2014. Our recommendation was based on our review and discussion of the audited financial statements with management, and our discussions with Deloitte & Touche LLP, the independent registered public accounting firm that audited the financial statements.

In addition, our recommendation was based on our discussion with Deloitte & Touche LLP of the matters required to be discussed under Statement of Auditing Standards No. 61, as amended. We also discussed with Deloitte & Touche LLP their independence, received from them the written disclosures and the letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, and considered whether the provision of services other than audit services (the fees for which are disclosed in the table that follows) is compatible with maintaining their independence. We have based our recommendation on the foregoing discussions, disclosures and considerations.

Audit Committee:	Larry Rittenberg, Chairman
Ronald M. Sega
Gregg C. Sengstack

Audit Committee’s Policy on Pre-Approval of Services Provided by

Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. As a result, the Audit Committee has established a policy regarding pre-approval of all services provided by the independent registered public accounting firm. Under the established policy, all audit and tax services and related fees require the specific approval of the Audit Committee. For audit-related services and all other services, the Audit Committee has determined specific services and dollar thresholds under which such services would be considered pre-approved. To the extent that management requests services other than these pre-approved services, or beyond the dollar thresholds, the Audit Committee must specifically approve the services. In situations where approval of such services is required prior to the next regularly scheduled meeting of the Audit Committee, the Audit Committee has delegated authority to approve such services to the Chairman of the Audit Committee. Furthermore, under the established policy, the independent registered public accounting firm is prohibited from performing the non-audit services identified by the SEC and the Public Company Accounting Oversight Board (“PCAOB”) as prohibited. The policy also requires management to periodically prepare reports for the Audit Committee on the Company’s use of the independent registered public accounting firm.

Fees Paid to Independent Registered Public Accounting Firm

The following table represents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s consolidated financial statements as of and for the years ended September 30, 2014 and September 30, 2013 and fees billed for other services rendered by Deloitte & Touche LLP during that period.

Year Ended September 30	2014	2013
Audit Fees	$2,122,409.00	$2,296,954.00
Audit Related Fees(1)	$36,562.00	$58,701.00
Tax Fees	$316,590.00	$263,623.00
All Other Fees	$142,050.00	$3,750.00
Total	$2,617,611.00	$2,623,028.00

(1)	Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit of the financial statements. This category includes fees for pension and benefit plan audits, consultations concerning accounting and financial reporting standards, assistance with statutory financial reporting, consultation on general internal control matters or Sarbanes-Oxley Act assistance, due diligence related to mergers and acquisitions, and other auditing procedures and issuance of special purpose reports.

On November 11, 2014, the Audit Committee recommended and approved the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. During the fiscal year ended September 30, 2014 and through November 11, 2014, there were no consultations with Deloitte & Touche LLP on any matters required to be disclosed under Item 304(a)(2)(i) and Item 304(a)(2)(ii) of Regulation S-K.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015. The decision of the Audit Committee to appoint Deloitte & Touche LLP was based on careful consideration of the firm’s qualifications as an independent registered public accounting firm. Deloitte & Touche LLP was originally selected by the Audit Committee as the Company’s independent registered public accounting firm effective December 6, 2007.

Although the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, the Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit Committee would investigate the reasons for the stockholders’ rejection and would consider whether to retain Deloitte & Touche LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A proposal to ratify the appointment of Deloitte & Touche LLP for the current year will be presented at the Annual Meeting. A representative from Deloitte & Touche LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if he or she desires to do so, and be available to answer appropriate questions.

Your Board unanimously recommends a vote “FOR” the ratification of the appointment of the independent registered public accounting firm presented in Proposal 2.

PROPOSAL 3 — ADVISORY RESOLUTION REGARDING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, we are offering our stockholders an opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement. Additionally, and in response to the advisory vote of our stockholders at our 2010 Annual Meeting regarding the recommended frequency of such an advisory resolution, we intend to present this proposal to stockholders on an annual basis. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, we believe that our Executive Compensation Program (1) provides a competitive total compensation program that enables us to attract, retain and motivate a high-performance executive management team, and (2) aligns the interests of the NEOs with the interests of our stockholders in different ways, by focusing on both short-term and long-term performance goals, by promoting ownership of the Company, and by linking individual performance to our fundamental financial performance. For example:

—	We encourage long-term stock ownership by our executive officers with award features, such as graduated vesting on stock option awards at 25% per year beginning on the first anniversary of the grant date.

—	We have stock ownership guidelines that require our CEO to own shares of our common stock equal to 5 times annual base salary, and our CFO and group Presidents, including all of our other NEOs, to own shares of our common stock equal to 3 times annual base salary, other than in special circumstances as may be determined by the Compensation Committee.

—	Our annual incentive compensation plans are aligned between Company executives and all other employees of the Company to promote unified achievement of Company goals and objectives.

—	We establish total compensation (base salary, annual short-term cash incentives, and long-term incentives) for each NEO that is competitive with total compensation for executives in comparable positions at companies in our peer comparator group.

—	We place a strong emphasis on variable compensation, which is designed so that the payout opportunity is directly linked to the achievement of pre-determined financial performance metrics, with upside opportunity for exceeding the pre-determined goals.

—	Our allocation of cash compared to non-cash compensation is weighted significantly toward cash-based compensation in order to (1) minimize the extent to which the interests of existing stockholders are diluted by equity used as compensation and (2) balance operating performance with delivering returns to our stockholders.

—	In light of our fiscal year 2014 financial results, we believe that the compensation paid to our NEOs in fiscal year 2014 was aligned with our financial performance for the reasons discussed under the caption “Compensation Discussion and Analysis — Compensation Philosophy and Strategy — Fiscal Year 2014 Pay for Performance.”

We believe that proper administration of our Executive Compensation Program should result in the development of a management team that improves our fundamental financial performance and provides value to the long-term interests of the Company and its stockholders. Additional information relevant to your vote can be found in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

For these reasons, we recommend that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to Woodward’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion presented in Woodward’s proxy statement for its 2014 Annual Meeting of Stockholders, is hereby APPROVED.”

Your Board unanimously recommends that you vote “FOR” this advisory resolution.

Stockholder Nominations and Proposals for 2015 Annual Meeting

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our proxy statement and form of proxy to be distributed in connection with next year’s Annual Meeting must submit their proposals so that they are received by us at our principal executive offices no later than the close of business on August 12, 2015. Proposals should be sent to the attention of the Corporate Secretary. More information regarding stockholder proposals under Rule 14a-8, including procedural and substantive requirements and reasons why the Company may exclude the proposal from its proxy statement may be found in Rule 14a-8.

Under our Bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders (other than a proposal brought pursuant to SEC Rule 14a-8). These procedures provide that nominations for director and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of the Company at our principal executive offices by a stockholder of record on both the date of giving notice and the record date for the annual meeting. In general, our Bylaws require that such a notice for nominating a director or introducing an item of business at the 2015 Annual Meeting must be received not earlier than September 23, 2015 and not later than October 23, 2015. However, if the 2015 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2014 Annual Meeting, the notice must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2015 Annual Meeting was mailed or public disclosure of the date of the 2015 Annual Meeting was made, whichever first occurs, or no less than 90 days or more than 120 days prior to the 2015 Annual Meeting. To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaw and SEC requirements. We will not consider any proposal or nomination that does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notices of intention to nominate a director or present proposals at the 2015 Annual Meeting should be addressed to the Corporate Secretary, Woodward, Inc., 1000 E. Drake Road, Fort Collins, Colorado 80525. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

Householding of Proxy Materials

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials or any other proxy materials in the future, please: (1) mail your request to Woodward, Inc., 1000 E. Drake Road, Fort Collins, Colorado 80525, Attn: Corporate Secretary; (2) send an e-mail to investor.relations@woodward.com; or (3) call our Investor Relations department at 1-970-498-3580. Additional copies of the proxy materials will be sent within 30 days after receipt of your request. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Other Matters

Woodward is soliciting this proxy on behalf of its Board and will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. This solicitation is being made by mail, but also may be made personally or by facsimile, telephone, messenger, or via the Internet. The Company has employed Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to solicit proxies for the Annual Meeting from brokers, bank nominees, other institutional holders, and certain individual stockholders. The Company has agreed to pay $6,500, plus the out-of-pocket expenses of Morrow & CO., LLC, for these services. The Company will also pay the regular charge of brokers and other nominees who hold shares of record for forwarding proxy material to the beneficial owners of such shares.

We are not aware of any additional matters to be acted upon at the meeting other than those discussed in this statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.

By Order of the Board of Directors

WOODWARD, INC.

A. Christopher Fawzy

Corporate Secretary

December 10, 2014

PROXY	PROXY

WOODWARD, INC.

Proxy for Annual Meeting of Stockholders — January 21, 2015

Solicited by the Board of Directors

The undersigned hereby appoints Thomas A. Gendron and Robert F. Weber, Jr., and each or any of them, as the undersigned’s proxies, with full power of substitution, to represent and to vote, as designated on the reverse side, all the undersigned’s common stock in Woodward, Inc. at the Annual Meeting of Stockholders to be held on Wednesday, January 21, 2015, and at any adjournment thereof, with the same authority as if the undersigned were personally present.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be Held on January 21, 2015:

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, including consolidated financial statements, are available to you at http://www.proxydocs.com/wwd.

▲ FOLD AND DETACH HERE ▲

1.	ELECTION OF DIRECTORS				2.	PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2015.	FOR	AGAINST	ABSTAIN	PLEASE MARK VOTES AS IN THIS EXAMPLE	☒
		FOR	AGAINST	ABSTAIN			☐	☐	☐
	01 Thomas A. Gendron	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	02 John A. Halbrook	☐	☐	☐
		FOR	AGAINST	ABSTAIN	3.	PROPOSAL FOR THE ADVISORY RESOLUTION REGARDING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.	FOR	AGAINST	ABSTAIN
	03 Ronald M. Sega	☐	☐	☐			☐	☐	☐

	Instruction for Cumulative Voting for Directors: Unless otherwise specified above, this proxy/instruction card shall authorize the proxies listed herein to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for directors, as such proxies shall determine in their sole discretion. To specify a method of cumulative voting, mark the box below with an “X” and write the number of Shares and the name(s) of the nominee(s) for directors in the space below. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet.				4.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
							Any and each of said attorneys or proxies who are present at the meeting shall have, and may exercise, all of the powers, jointly and severally, of all said attorneys or proxies hereunder.

☐	Date:

Signature

Signature (if held jointly)

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

▲ FOLD AND DETACH HERE ▲

ANNUAL MEETING OF STOCKHOLDERS OF

WOODWARD, INC.

January 21, 2015

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call 1-888-266-6788 toll-free and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at www.proxyvoting.com/wwd and follow the on-screen instructions. Have your control number available when you access the web page.

Control Number for Internet/Telephone Voting